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                                                                   EXHIBIT 10.11


                            STOCK PURCHASE AGREEMENT

                                     AMONG

                          PATINA OIL & GAS CORPORATION

                                      AND

                           THE INVESTORS NAMED HEREIN

                           DATED AS OF JULY 31, 1997


              AND AS AMENDED AND RESTATED AS OF SEPTEMBER 19, 1997

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                               TABLE OF CONTENTS


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
                                       ARTICLE I.
                                      Definitions
Section 1.01.    Definitions............................................................      2
                                      ARTICLE II.
                  Sale and Purchase of the 8.5% Convertible Preferred
                      Stock, Common Stock and Related Transactions
Section 2.01.    Sale and Purchase of the Preferred Stock and Common Stock..............      4
Section 2.02.    Closing................................................................      5
                                      ARTICLE III.
                             Representations and Warranties
Section 3.01.    Representations and Warranties of the Company..........................      5
Section 3.02.    Representations and Warranties of Investors............................     11
                                      ARTICLE IV.
                          Additional Agreements of the Parties
Section 4.01.    Taking of Necessary Action.............................................     12
Section 4.02.    Conduct of Business....................................................     12
Section 4.03.    Notification of Certain Matters........................................     13
Section 4.04.    Access to Information..................................................     13
Section 4.05.    Restrictions on Sale or Transfer; Legend...............................     13
Section 4.06.    Designated Directors...................................................     14
Section 4.07.    New York Stock Exchange Listing........................................     14
Section 4.08.    Use of Proceeds........................................................     14
Section 4.09.    Approval by Company's Stockholders.....................................     14
Section 4.10.    No Additional Shares...................................................     15
                                       ARTICLE V.
                                  Conditions Precedent
Section 5.01.    Conditions to Each Party's Obligations to Effect each Closing..........     15
Section 5.02.    Conditions to the Investors' Obligations...............................     15
Section 5.03.    Conditions to the Company's Obligations to any Closing.................     16
                                      ARTICLE VI.
                                  Registration Rights
Section 6.01.    Definition of Registrable Shares.......................................     17
Section 6.02.    Demand Registration....................................................     17
Section 6.03.    Piggyback Registration.................................................     18
Section 6.04.    Registration Procedures................................................     19
Section 6.05.    Conditions and Limitations.............................................     21
Section 6.06.    Information from and Certain Covenant of Holders of Registrable             22
                 Shares.................................................................
Section 6.07.    Registration Expenses..................................................     22
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Section 6.08.    Indemnification; Contributions.........................................     22
                                      ARTICLE VII.
                       Standstill and Confidentiality Provisions
Section 7.01.    Certain Definitions....................................................     24
Section 7.02.    Confidentiality Covenants..............................................     25
Section 7.03.    Acquisition of Company Voting Securities...............................     26
Section 7.04.    Distribution of the Company Voting Securities..........................     26
Section 7.05.    Proxy Solicitations, etc...............................................     27
Section 7.06.    No Voting Trusts, Pooling Agreements, or Formation of "Groups".........     27
Section 7.07.    Limitation on Various Other Actions....................................     27
Section 7.08.    Acquisition Proposals..................................................     28
Section 7.09.    Term of Standstill and Confidentiality Provisions......................     29
                                     ARTICLE VIII.
                                          Term
Section 8.01.    Termination............................................................     29
Section 8.02.    Effect of Termination..................................................     29
                                      ARTICLE IX.
                                     Miscellaneous
Section 9.01.    Survival of Representations, Warranties and Agreements.................     29
Section 9.02.    Notices................................................................     29
Section 9.03.    Entire Agreement; Amendment............................................     30
Section 9.04.    Counterparts...........................................................     30
SECTION 9.05.    GOVERNING LAW..........................................................     30
Section 9.06.    Public Announcements...................................................     30
Section 9.07.    Expenses...............................................................     30
Section 9.08.    Indemnification........................................................     31
Section 9.09.    Successors and Assigns.................................................     32
Section 9.10.    No Third Party Rights..................................................     32
Section 9.11.    Specific Performance...................................................     32
Section 9.12.    Captions...............................................................     33
Section 9.13.    Severability...........................................................     33
Section 9.14.    Mutual Waiver of Jury Trial............................................     33
Section 9.15.    Jurisdiction...........................................................     33
Section 9.16.    References to Other Agreements.........................................     33
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                                    EXHIBITS


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
A     -- Form of Share Repurchase Agreement
B     -- Form of SOCO Option Agreements
C     -- Form of Notice of Issuance
D     -- Form of Certificate of Designations
                                          SCHEDULES
I     -- Schedule of Investors' Commitments
II    -- Company's Disclosure Schedules
5.02  -- Additional Certificates, Opinions, Etc.
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                                       iii

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 31, 1997 and as amended and restated as of September 19, 1997, among Patina Oil & Gas Corporation, a Delaware corporation (the "Company"), and each of the investors who execute signature pages hereto (each an "Investor" and collectively, the "Investors").


                             W I T N E S S E T H :


     WHEREAS, each of the Investors has severally agreed to purchase in up to two purchases, and the Company has agreed to sell, subject to the terms and conditions of this Agreement, up to the aggregate number of shares of the Company's 8.5% Convertible Preferred Stock, par value $.01 per share (the "8.5% Convertible Preferred Stock"), set forth opposite such Investor's name on
Schedule I hereto, and an aggregate of 160,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock");


     WHEREAS, prior to or at about the time of the execution and delivery of this Agreement, the Company shall have filed a Registration Statement on Form S-3 in connection with the registration and sale on behalf of Snyder Oil Corporation, the majority stockholder of the Company ("SOCO") of up to 8,625,000 shares of the Company's Common Stock, owned by SOCO (such registration and sale, the "Secondary Stock Offering"), and the consummation of the sale of Common Stock by SOCO pursuant to the Secondary Stock Offering shall be a condition precedent to the initial issuance and sale by the Company of shares of 8.5% Convertible Preferred Stock hereunder;


     WHEREAS, substantially simultaneously with the execution and delivery of this Agreement, the Company and SOCO shall have entered into a Share Repurchase Agreement (as amended as of September 19, 1997, the "Share Repurchase Agreement"), a copy of which is attached hereto as Exhibit A, pursuant to which the Company has agreed to repurchase from SOCO all of the remaining shares of Common Stock owned by SOCO which have not been sold by SOCO in the Secondary Stock Offering (other than the 70,000 shares to be transferred by SOCO to the Investors pursuant to the SOCO Option Agreement referred to below) at a purchase price per share equal to the net offering price (after deduction of the underwriters' commissions and discounts) (such price, the "Net Offering Price") of the shares of Common Stock sold in the Secondary Stock Offering (such redemption, the "SOCO Stock Redemption");



     WHEREAS, substantially simultaneously with the execution and delivery of this Agreement, SOCO, the Company and each of the Investors (or one of such Investor's affiliates) and Thomas J. Edelman, Chairman, Chief Executive Officer and President of the Company ("Edelman"), shall have entered into one or more Option Agreements (as amended as of September 19, 1997, the "SOCO Option Agreement"), a form of which is attached hereto as Exhibit B, pursuant to which
(i) SOCO has granted to the Investors (or their affiliates) and Edelman one or more options (collectively, the "Option on SOCO Shares") to purchase, on the terms and conditions set forth in the SOCO Option Agreement, up to 4,000,000 of the shares of Common Stock owned by SOCO if the Secondary Stock Offering and the SOCO Stock Redemption do not occur or if this Agreement terminates under circumstances set forth in Section 8.03 hereof and (ii) concurrently with the initial closing hereunder, SOCO has agreed to transfer pursuant to the SOCO Option Agreements an aggregate of 70,000 shares of Common Stock to the Investors;


     WHEREAS, the Company contemplates that the proceeds (or a portion thereof) from the issuance of the 8.5% Convertible Preferred Stock sold hereunder, together with the proceeds of new borrowings under the Company's existing senior credit facility and restricted stock sales, will be used to pay the purchase price for the shares redeemed in the SOCO Stock Redemption, and the Company shall be entitled under and subject to the terms and conditions of this Agreement to determine, in its sole discretion, the aggregate number of shares of 8.5% Convertible Preferred Stock to be ultimately issued and sold hereunder to fund a portion of such purchase price;

     WHEREAS, in connection with the consummation of the Secondary Stock Offering, the SOCO Stock Redemption and issuance and sale of the 8.5% Convertible Preferred Stock hereunder, the Company contemplates issuing additional shares of Common Stock and granting shares of restricted Common Stock to certain senior executives of the Company as follows (collectively, such transactions are referred to herein as

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

the "Management Stock Issuances"): (i) to Edelman, (A) the issuance and sale of $2,000,000 of shares of Common Stock to be purchased at a price per share equal to the gross offering price in the Secondary Stock Offering and (B) the grant of 350,000 shares of restricted Common Stock and (ii) to the Company's other senior executives, (A) the issuance and sale of an aggregate of $1,000,000 of shares of Common Stock to be purchased at a price per share equal to the gross offering price in the Secondary Stock Offering and (B) the grant of an aggregate of 150,000 shares of restricted Common Stock;

     NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I.

                                  Definitions

     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" or "affiliate" shall mean, with respect to any person (the "target person"), any other person (the "affiliated person") which directly or indirectly controls or is controlled by or is under common control with such target person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Agreement" shall have the meaning set forth in the recitals hereto.

          "Certificate of Designations" shall have the meaning set forth in
     Section 2.01.

          "Closing" shall mean the Initial Closing or the Second Closing, as the context may require.

          "Closing Date" shall mean the Initial Closing Date or the Second Closing Date, as the context may require.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall have the meaning set forth in the recitals hereto.

          "Company" shall have the meaning set forth in the recitals hereto.

          "Company Plans" shall have the meaning set forth in Section 3.01(k).

          "Company Reports" shall have the meaning set forth in Section 3.01(i).

          "Company Stockholders' Approval" shall have the meaning set forth in
     Section 4.09(a).

          "Company's Disclosure Schedules" shall have the meaning set forth in
     Section 3.01.

          "Damages" shall have the meaning set forth in Section 9.08(a).

          "Demand Registration" shall have the meaning set forth in Section
     6.02.

          "Edelman" shall have the meaning set forth in the recitals hereto.

          "ERISA" shall have the meaning set forth in Section 3.01(k).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Excluded Registration Statement" shall have the meaning set forth in
     Section 6.03.

          "Final Determination" shall have the meaning set forth in Section 9.08(f).

          "Fund VII" shall have the meaning set forth in Section 2.01(a).

          "Fund VII Amount" shall have the meaning set forth in Section 2.01(a).

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

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "Holder" or "Holders" shall have the meaning set forth in Section
     6.01.

          "HSR Act" shall have the meaning set forth in Section 3.01(g).

          "Indemnified Persons" shall have the meaning set forth in Section 9.08(a).

          "Initial Closing" or "Initial Closing Date" shall have the meaning set forth in Section 2.02(a).

          "Investor" or "Investors" shall have the meaning set forth in the recitals hereto.

          "knowledge" or "best knowledge" shall mean, with respect to any Person, the actual knowledge of the officers of such Person making such statement, assuming reasonable inquiry into the matter.

          "Management Stock Issuances" shall have the meaning set forth in the recitals hereto.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or
     (c) the validity or enforceability of this Agreement or the rights or remedies of the Investors hereunder.

          "Material Contracts" shall have the meaning set forth in Section 3.01(n).

          "Net Offering Price" shall have the meaning set forth in the recitals hereto.

          "Notice of Issuance" shall mean the notice of issuance certificate which may be delivered by the Company to the Investors in accordance with the provisions of Section 2.01, which shall be in the form attached hereto as Exhibit C.

          "NYSE" shall have the meaning set forth in Section 3.01(f).

          "Option on SOCO Shares" shall have the meaning set forth in the recitals hereto.

          "Person" or "person" shall mean an individual, corporation, association, partnership, trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          "PIK Period" shall mean, with respect to the 8.5% Convertible Preferred Stock, the two-year mandatory period during which the Company shall be obligated to issue pay-in-kind dividends on such stock.

          "Proxy Statement" shall have the meaning set forth in Section 4.09(b).

          "Registrable Shares" shall have the meaning set forth in Section 6.01.

          "Registration Expenses" shall have the meaning set forth in Section 6.07.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Second Closing" or "Second Closing Date" shall have the meaning set forth in Section 2.02(a).

          "Secondary Stock Offering" shall have the meaning set forth in the recitals hereto.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Share Repurchase Agreement" shall have the meaning set forth in the recitals hereto.

          "SOCO Option Agreement" shall have the meaning set forth in the recitals hereto.

          "SOCO Stock Redemption" shall have the meaning set forth in the recitals hereto.

          "SOCO" shall have the meaning set forth in the recitals hereto.

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

          "Subsidiary" or "subsidiary" shall mean, with respect to any corporation (the "parent") any other corporation, association or other business entity of which more than 50% of the shares of the voting stock are owned or controlled, directly or indirectly, by the parent or one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

          "Tax Returns" means any return, amended return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

          "Taxes" means any federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such penalties.

          "Transfer" shall have the meaning set forth in Section 4.05.

          "8.5% Convertible Preferred Stock" shall have the meaning set forth in the recitals hereto.

                                  ARTICLE II.

              Sale and Purchase of the 8.5% Convertible Preferred
                  Stock, Common Stock and Related Transactions


     Section 2.01.  Sale and Purchase of the Preferred Stock and Common
Stock. (a) Subject to all of the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Initial Closing provided for in Section 2.02 hereof, the Company will sell to each Investor, and each Investor will purchase from the Company, up to the aggregate number of shares of 8.5% Convertible Preferred Stock set forth opposite such Investor's name on Schedule I hereto, plus that number (and no less than that number) of shares of Common Stock opposite such Investor's name on Schedule I hereto, for a purchase price of $25 per share of 8.5% Convertible Preferred Stock purchased. The Company shall deliver to each Investor, not less than three business days prior to the Initial Closing Date, a Notice of Issuance which sets forth the number of shares of 8.5% Convertible Preferred Stock to be sold to, and purchased by, each Investor; provided that the aggregate number of shares of 8.5% Convertible Preferred Stock to be issued and sold at the Initial Closing shall not be less than 1,600,000. To the extent the Initial Closing involves the sale of less than 2,520,000 shares of 8.5% Convertible Preferred Stock, then the shares purchased at such Closing shall be purchased pro rata by the Investors according to the amounts set forth in Schedule I. The 8.5% Convertible Preferred Stock will have the designations, relative rights, preferences and limitations set forth in the Company's Certificate of Incorporation and the Certificate of Designations in the form attached hereto as Exhibit D (the "Certificate of Designations"). If the Notice of Issuance is delivered to First Reserve Fund VII, Limited Partnership ("Fund VII") less than ten business days prior to any Closing, Fund VII shall not be required to fund its portion of the purchase price to be paid at such Closing (the "Fund VII Amount") until ten business days after delivery of such Notice of Issuance, provided that (A) Fund VII irrevocably and unconditionally commits to fund the Fund VII Amount at the same time as other Investors fund such Closing and (B) the Company shall place in escrow with counsel to the Company the securities to be purchased with the Fund VII Amount and other Closing documents delivered at such Closing until Fund VII pays to the Company the Fund VII Amount as set forth above.


     (b) Subject to all of the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Second Closing (if any) provided for in Section 2.02 hereof, the Company will sell to each Investor, and each Investor will purchase from the Company, for a purchase price of $25 per share, a number of shares of 8.5% Convertible Preferred Stock not to exceed the difference of (i) the aggregate number of shares of 8.5% Convertible Preferred Stock set forth opposite such Investor's name on Schedule I hereto minus (ii) the aggregate number of shares of 8.5% Convertible Preferred Stock issued and sold to such Investor at the Initial Closing. The Company shall deliver to each Investor, not less than ten business days prior to the Second Closing Date, a Notice of Issuance which sets forth the number of shares of 8.5% Convertible Preferred Stock to be sold to, and purchased by, each Investor. Notwithstanding the foregoing, if the beneficial ownership of Common Stock by Highbridge International LDC ("HIL"), after

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

giving effect to the shares of 8.5% Convertible Preferred Stock proposed to be issued at the Second Closing, would exceed 5% of the total outstanding shares of the Common Stock of the Company, HIL shall only be required to purchase shares of 8.5% Convertible Preferred Stock to the extent that the ownership of such shares by HIL does not exceed such 5% threshold (it being the intent that such threshold be calculated in accordance with the "FIRPTA" regulations under the Internal Revenue Code). To the extent the shares to be purchased by HIL are reduced pursuant to the foregoing sentence, such shares may be purchased by the remaining Investors pro rata according to the amounts set forth on Schedule I.

     Section 2.02. Closing. (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, each sale and purchase of the 8.5% Convertible Preferred Stock pursuant to Section 2.01 (the first such sale and purchase, together with the purchase and sale of Common Stock, shall be referred to herein as the "Initial Closing"; and the second sale and purchase shall be referred to herein as the "Second Closing") shall take place no later than December 31, 1997, at the offices of Simpson Thacher & Bartlett, counsel to the Company, at 425 Lexington Avenue, New York, New York 10017, on the first business day following the date on which the conditions in Article V are satisfied (or waived by the Investors or the Company, as the case may be) (the date of the Initial Closing, the "Initial Closing Date"; and the date of the Second Closing, the "Second Closing Date") or at such other time and place as may be mutually agreed upon by the Investors and the Company.

     (b) At each Closing: (i) the Company will deliver to each Investor a certificate or certificates for the 8.5% Convertible Preferred Stock (A) to be sold to such Investor in accordance with the provisions of Section 2.01 and (B) in the case of the Initial Closing, Common Stock to be sold to such Investor pursuant to Section 2.01, in each case registered in the respective name(s) and proportions as such Investor shall have specified to the Company at least two business days prior to such Closing; (ii) each Investor, in full payment for the 8.5% Convertible Preferred Stock (and, in the case of the Initial Closing, Common Stock) to be purchased pursuant to Section 2.01 on the related Closing Date, will deliver to the Company immediately available funds, by wire transfer to such account as the Company shall specify at least two business days prior to such Closing, in the amount of the purchase price to be paid hereunder pursuant to Section 2.01; and (iii) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article V hereof.

                                  ARTICLE III.

                         Representations and Warranties

     Section 3.01. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Investors as follows (it being understood that, in addition to any exceptions or qualifications contained herein, the following representations and warranties shall be further qualified by the disclosures contained in the Company's disclosure schedules that have been previously delivered to the Investors and copies of which are attached hereto as Schedule II (the "Company's Disclosure Schedules")):

          (a) Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) Organization and Good Standing of Company's Subsidiaries. Section 3.01(b) of the Company's Disclosure Schedules lists all subsidiaries of the Company and their respective jurisdictions of incorporation. Except as set forth in Section 3.01(b) of the Company's Disclosure Schedules, (i) the Company owns, directly or indirectly, all the shares of outstanding capital stock of each of its subsidiaries, free and clear of any claim, lien, encumbrance, agreement or preemptive rights with respect thereto,

     (ii) no equity securities of any of the Company's subsidiaries are or may become required to be issued by reason of any options, warrants, calls or commitments of any character whatsoever, (iii) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any of the Company's subsidiaries and (iv) there are no contracts, commitments, understandings or arrangements by which any of the Company's subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction, individually or in the aggregate, would not have a Material Adverse Effect.

          (c) Authorization. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

          (d) Capitalization. Section 3.01(d) of the Company's Disclosure Schedules sets forth (i) the authorized capital stock of the Company, the number of shares of each class of capital stock issued and outstanding and the number of shares of Common Stock reserved for issuance in connection with employee benefit and stock option plans in each case as of the date hereof, and (ii) all options, warrants, calls or commitments to issue which may result in the issuance of equity securities of the Company, in each case setting forth the identity of the holder thereof, the exercise or similar price and the date of expiration or termination thereof. All of the issued and outstanding shares of the Company's capital stock have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any preemptive rights. Except as set forth in Section 3.01(d) of the Company's Disclosure Schedules, (A) no equity securities of the Company are or may become required to be issued by reason of any options, warrants, calls or commitments of any character whatsoever, (B) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of the Company and (C) there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

          (e) 8.5% Convertible Preferred Stock. The 8.5% Convertible Preferred Stock has been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the 8.5% Convertible Preferred Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to any personal liability and will not be subject to any preemptive rights of any other stockholder of the Company. A total of up to 10,000,000 shares of Common Stock have been duly reserved for issuance upon the conversion of the 8.5% Convertible Preferred Stock. The shares of Common Stock issuable upon conversion of the 8.5% Convertible Preferred Stock and the shares of 8.5% Convertible Preferred Stock issuable as dividends thereon have been duly and validly authorized and, if and when issued, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive rights except as contemplated by this Agreement and the Certificate of Designations. At each Closing, the Investors will receive valid title to the 8.5% Convertible Preferred Stock to be purchased on such date, free and clear of any claim, lien, security interest or other encumbrance (except as created by this Agreement or the Certificate of Designations).

          (f) No Conflicts. Except as set forth in Section 3.01(f) of the Company's Disclosure Schedules, the execution, delivery and performance of this Agreement, the consummation of the transactions by the Company contemplated hereby and the compliance by the Company with any of the provisions hereof will not conflict with, violate or result in a breach of any provision of, require a consent under, or constitute a default under
     (i) any provision of the certificate of incorporation, by-laws or other governing instrument of the Company or the Certificate of Designations (when filed with the Secretary of State of Delaware), or the certificate of incorporation, charter, by-laws or other governing instrument of the Company's subsidiaries, (ii) (A) any mortgage, note, indenture, lease, loan agreement, warrant or other agreement or instrument or (B) assuming that the clearances, filings, consents and approvals specified in Section 3.01(g) of the Company's Disclosure Schedules have been obtained or made, any permit, concession, license, judgment, order, injunction, statute, law, rule or regulation of any governmental entity, securities exchange or any other Person, in the case of (A) or (B), binding on or otherwise applicable to the Company, the Company's subsidiaries or their respective properties or assets, or (iii) any rules and regulations of the New York Stock Exchange, Inc. (the "NYSE") (other than in connection with the Company Stockholders' Approval).

          (g) No Consents. Except as set forth in Section 3.01(g) of the Company's Disclosure Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions by the Company hereunder. The Company does not own "non-exempt assets" (within the meaning contemplated by Section 802.4 under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with an aggregate fair market value (as determined in accordance with the HSR Act) of more than $15 million.

          (h) Financial Statements. The Company has previously delivered to the Investors copies of (i) the consolidated balance sheet of the Company and its subsidiaries as of December 31 for the fiscal years 1995 and 1996, and the related consolidated statements of operations, statements of stockholders' equity and cash flows for the fiscal years 1994, 1995 and 1996, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed by the Company with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to the Company, and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 1997 and the related unaudited consolidated statement of operations, statements of stockholders' equity and cash flows for the three-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the SEC under the Exchange Act. All of such financial statements fairly present the consolidated financial position of the Company and its subsidiaries as of the dates shown and the results of the consolidated operations, statements of stockholders' equity and cash flows of the Company and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which will be material in amount and effect). All of such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, and the Company and its subsidiaries have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the balance sheet as of June 30, 1997, included in such financial statements, except for liabilities that may have arisen in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, would not have a Material Adverse Effect.

          (i) Reports. The Company has timely filed, and will timely file, all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed, at any time prior to any Closing, with the SEC under the Securities Act or the Exchange Act or with the NYSE (all such reports and statements are collectively referred to herein as the "Company Reports"). As of their respective dates, the Company Reports, including the financial statements contained therein, complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority or exchange with which they were filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and were complete and accurate in all material respects.

          (j) Legal Proceedings. Except as set forth in Section 3.01(j), there are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature pending against the Company or its subsidiaries or to which the Company or its subsidiaries or any of their assets are subject, and, to the best knowledge of the Company, there has not been threatened any such proceeding, claim, action or governmental investigation against the Company or its subsidiaries, in each case which individually or in the aggregate would, if adversely determined, have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries is subject to any order, writ, judgment, injunction or decree having, or which would have, a Material Adverse Effect or which would interfere with the consummation of the transactions contemplated by this Agreement.

          (k) Employee Benefits. (i) Each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other material employee plan, agreement or arrangement that is or has been maintained or otherwise contributed to by the Company or its subsidiaries for the benefit of their employees (collectively, "Company Plans") has been administered and is in material compliance with the terms of such plan and all applicable laws, rules and regulations.

          (ii) There are no pending or, to the best knowledge of the Company, threatened, actions, claims or lawsuits which have been asserted or instituted involving or arising out of the Company Plans, with respect to the operation or administration of such plans (other than routine benefit claims).

          (iii) The Company has not incurred, and no event has occurred which would be reasonably likely to result in, (A) any liability under ERISA or the Code, including but not limited to liability resulting from a complete or partial withdrawal from a "multiemployer plan" (as such term is defined in section 3(37) of ERISA) or a termination of a Company Plan which is covered by Title IV of ERISA, but which is not a multiemployer plan or (B) any liability to or with respect to any Company Plan except for contributions heretofore properly paid or accrued or not due to be paid or accrued.

          (iv) No Company Plan exists which could result in the payment to any employee of the Company or its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement, including the Management Stock Issuances, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

          (l) Compliance with Applicable Law. The business of the Company and its subsidiaries are in compliance in all material respects with all applicable Federal, state, local and foreign governments' laws and regulations, except where any failures to be so in compliance, either individually or in the aggregate, would not have a Material Adverse Effect; provided that to the extent oil and gas properties owned by the Company or its subsidiaries are operated by operators other than the Company or its subsidiaries, the Company does not have any knowledge of non-compliance and the appropriate Person has diligently enforced all contractual obligations of such operators to insure compliance.

          (m) Absence of Certain Changes. Except as contemplated by this Agreement and as described in Section 3.01(m) of the Company's Disclosure Schedules, since June 30, 1997, the Company and its subsidiaries have conducted their respective businesses in the ordinary and usual course and, since such date, (i) there has not been any condition, event or occurrence which had or will have a Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries has taken any of the actions prohibited by Section 4.02.

          (n) Material Contracts. Except as set forth in Section 3.01(n) of the Company's Disclosure Schedules, the Company has provided or made available to the Investors true and complete copies of all written contracts, agreements, leases, commitments and other instruments to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound (i) which require payments to be made in excess of $1,000,000 per year for goods and/or services), (ii) which do not by their terms expire and are not subject to termination (without penalty to the Company or its subsidiaries as the case may be) within six months from the date of the execution and delivery thereof, (iii) to which any director, officer or holder of more than 5% of the outstanding shares of Common Stock are a party or (iv) the termination of which would have a Material Adverse Effect (the agreements set forth in clauses (i), (ii), (iii) and (iv), the "Material Contracts"). Except as set forth in Section 3.01(n) of the Company's Disclosure Schedules, each of the Material Contracts is a valid, binding and enforceable agreement of the Company or its subsidiaries and, to the best of the Company's knowledge, each other party thereto, and no breach, default or condition exists with respect thereto which, either individually or in the aggregate, would have a Material Adverse Effect.

          (o) Taxes and Filing of Tax Returns. Except as disclosed on Section 3.01(o) of the Company's Disclosure Schedules, the Company, its subsidiaries and its predecessors have been accurately prepared and timely filed all material tax returns required to have been filed and have paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable other than Taxes with respect to which a failure to pay, in the aggregate, would not have a Material Adverse Effect. Except as disclosed on Section 3.01(o) of the Company's Disclosure Schedules, (i) the Company does not know of any proposed material Tax assessment against the Company or its subsidiaries, and all Tax liabilities of the Company, its subsidiaries and its predecessors are adequately provided for and (ii) no material Tax liability of the Company, its subsidiaries or its predecessors has been asserted for Taxes in excess of those already paid.

          (p) Title to Properties; Liens. The Company and its subsidiaries have good and valid title to all material assets purported to be owned by it subject only to (i) liens granted in favor the Company's senior lenders pursuant to the Company's existing credit facility and (ii) claims, liens, security interests or other encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

          (q) Licenses, Permits, Etc. The Company and its subsidiaries possess such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of tribunals or regulatory authorities, as are necessary or customary to carry on its business as now being conducted, except to the extent a failure to obtain any such item would not have a Material Adverse Effect; provided that to the extent oil and gas properties owned by the Company or its subsidiaries are operated by operators other than the Company or its subsidiaries, the Company does not have any knowledge of non-compliance and the appropriate Person has diligently enforced all contractual obligations of such operators to insure compliance.

          (r) Environmental Matters. (i) No real or personal property owned or leased by the Company (including without limitation, oil and gas properties) and no operations conducted thereon, and to the Company's knowledge, no operations of any prior owner, lease or operators of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which individually and in the aggregate would not have, or could not reasonably be expected to have in the future, a Material Adverse Effect, nor is any such property or operation the subject of any existing, pending or, to the Company's knowledge, threatened action, suit, investigation, inquiry or preceding with respect to Applicable Environmental Laws which, individually or in the aggregate, would have, or could not reasonably be expected to have in the future, a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, if any, required to be obtained or filed in connection with the ownership or operation of any and all real and personal property owned, leased or operated by the Company or its subsidiaries, including, without limitation, notices, licenses, orders, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release, by the Company or its predecessors of hazardous substances, petroleums, or solid waste into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect at the present time or in the future. To the Company's knowledge, all hazardous substances, if any, generated at any and all real and personal property operated by the Company or its subsidiaries have been transported, treated, and disposed of only by carriers maintaining valid permits under RCRA and any other Applicable Environmental Laws. Except as disclosed in the Section 3.01(r) of the Company's Disclosure Schedules, there has been no release or threatened release of any quantity of any hazardous substances or petroleum on, to or from any real or personal property owned, leased, or operated by the Company or its subsidiaries or predecessors which was not in compliance with Applicable Environmental Laws other than releases which, individually or in the aggregate, would not have a Material Adverse Effect at the present time or in the future.

          (ii) "Applicable Environmental Law" shall mean any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), affecting any real or personal property owned, operated or leased by the Company or its subsidiaries or any other operation of the Company or its subsidiaries in any way pertaining to health, safety or the environment, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health, safety and environmental laws and regulations, and further including without limitation, (A) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, herein collectively referred to as "CERCLA"), (B) the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time, herein referred to as "RCRA"), (C) the Safe Drinking Water Act, as amended, (D) the Toxic Substances Control Act, as amended, (E) the Clean Air Act, as amended, (F) Emergency Planning and Community Right-to-Know Act, (G) the Clean Water Act, (H) the Occupational Safety and Health Act of 1970, as amended, (I) the laws, rules and regulations of any state having jurisdiction over any real or personal property owned, operated or leased by the Company or its subsidiaries or any other operation of the Company or its subsidiaries which relate to health, safety or the environment, as each may be amended from time to time, and (H) any federal, state, county or municipal laws, ordinance or regulations which may now or hereafter require removal of asbestos or other hazardous substances or impose any liability related to asbestos or other hazardous substances. The terms hazardous substance, petroleum, release and threatened release have the meanings specified in CERCLA, and the terms solid waste and disposal (or disposed) have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement; and provided further that, to the extent the laws of the state in which any real or personal property owned, operated or leased by the Company or its subsidiaries is located establish a meaning for hazardous substance, petroleum, release, solid waste or disposal which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in so far as such broader meaning is applicable to the real or personal property owned, operated or leased by the Company or its subsidiaries and located in such state.

          (s) Brokers and Finders. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby, except that the special committee of the Company's Board of Directors has engaged A.G. Edward & Sons, Inc. to deliver a fairness opinion in connection with this Agreement.

          (t) DGCL Section 203. The Board of Directors of the Company has taken all action necessary to exempt from the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"), to the extent applicable, this Agreement, any acquisition by the Investors of 8.5% Convertible Preferred

     Stock pursuant to this Agreement and the Certificate of Designations and any conversion by the Investors of 8.5% Convertible Preferred Stock into Common Stock.

          (u) Accuracy of Information in Proxy Statement and Prospectus. Each of the Proxy Statement and the Company's Prospectus prepared in connection with the Secondary Stock Offering (and any amendments or supplements thereto), on the date filed with the SEC and on the date declared effective by the SEC (in the case of the Prospectus), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.02. Representations and Warranties of Investors. Each Investor represents and warrants to, and agrees with, the Company as follows:

          (a) Organization and Good Standing. Each Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b) Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary action on behalf of such Investor. No other proceedings on the part of such Investor are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Investor and this Agreement constitutes a valid and binding obligation of such Investor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

          (c) No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions by such Investor contemplated hereby and the compliance by such Investor with any of the provisions hereof will not conflict with, violate or result in a breach of any provision of, require a consent under, or constitute a default under,
     (i) in the case of any Investor that is not a natural person, any provision of the limited partnership agreement, certificate of incorporation, by-laws or other governing instrument of such Investor, as the case may be, or (ii)
     (A) any mortgage, note, indenture, lease, loan agreement, warrant or other agreement or instrument or (B) any permit, concession, license, judgment, order, injunction, statute, law, rule or regulation of any governmental entity, securities exchange or any other Person, in the case of (A) or (B), binding on or otherwise applicable to such Investor or its or his properties or assets.

          (d) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required in connection with the execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions by such Investor hereunder, except for any filings with the SEC required to be made by it or him after any Closing.

          (e) Legal Proceedings. There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature pending against such Investor or to which such Investor or any of its or his assets are subject, and, to the best knowledge of such Investor, there has not been threatened any such proceeding, claim, action or governmental investigation against such Investor in each case which, if adversely determined, would interfere with the consummation of the transactions contemplated by this Agreement. As of the date hereof, such Investor is not subject to any order, writ, judgment, injunction or decree which would interfere with the consummation of the transactions contemplated by this Agreement.

          (f) Securities Act. Such Investor is acquiring the 8.5% Convertible Preferred Stock solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

          (g) Brokers and Finders. Neither such Investor nor (if applicable) any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby.

                                  ARTICLE IV.

                      Additional Agreements of the Parties

     Section 4.01. Taking of Necessary Action. Each of the parties hereto agrees to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to fulfill the conditions, consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and the Investors will, and the Company shall cause its subsidiaries to, each use all reasonable efforts to make all filings and obtain all consents of governmental entities or other persons relating to such party which may be necessary or, in the opinion of the Company or the Investors, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement.

     Section 4.02. Conduct of Business. Except as otherwise required to perform its obligations under this Agreement or any agreement or arrangement contemplated herein, from the date hereof to the Initial Closing Date, the Company shall, and shall cause each of its subsidiaries to:

          (a) conduct its operations in accordance with its ordinary course of business and consistent with past practice;

          (b) unless required pursuant to the terms of this Agreement, or consented to in writing by the Investors, not amend or in any way alter its certificate of incorporation or by-laws;

          (c) not engage in any other act, other than in the ordinary course of business and consistent with past practice, that would have a Material Adverse Effect or in any way delay or impair consummation of the transactions contemplated by this Agreement;

          (d) not change the number of shares of the authorized or issued capital stock of the Company, issue or grant any security, option, warrant, call, commitment, subscription, or agreement of any character relating to the authorized or issued capital stock of the Company or any of its subsidiaries, or any securities convertible into shares of such stock (except for grants of options to purchase Common Stock previously approved by the Company's Board of Directors to be granted pursuant to existing employee benefit plans of the Company and except in connection with any transaction permitted by Section 4.02(g) below), split, combine or reclassify any shares of the capital stock of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeem or otherwise acquire any shares of such capital stock;

          (e) not increase the number of directors of the Board of Directors of the Company without the express written consent of the Investors;

          (f) not change its accounting policies or procedures;

          (g) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except for such transactions which in the aggregate involve consideration of less than $10,000,000 (or, with the consent of the Investors holding a majority of the aggregate commitments hereunder, $15,000,000);

          (h) not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets other than dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole and except for any other such transactions which are on market terms and which involve aggregate consideration of less than $1,000,000;

          (i) not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries; and

          (j) not do any other act which would cause any representation or warranty in this Agreement to be or become untrue in any material respect.

     Section 4.03. Notification of Certain Matters. The Company shall promptly provide the Investors with copies of all filings made by the Company with the SEC, any other governmental authority or stock exchange in connection with this Agreement and the transactions contemplated hereby.

     Section 4.04. Access to Information. Subject to any applicable confidentiality restrictions, between the date hereof and the Initial Closing Date, the Company will give each Investor and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit each Investor and its authorized representatives to make such inspections as such Investor may reasonably request and will cause the Company's and its subsidiaries' officers to furnish such Investor or its representatives with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as such Investor may from time to time reasonably request.


     Section 4.05. Restrictions on Sale or Transfer; Legend. (a) The Investors hereby acknowledge and agree that shares of 8.5% Convertible Preferred Stock will be, upon the sale and purchase of such shares in accordance with the terms hereof, "restricted securities" under the Securities Act. The Investors further agree that they will not, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose, including through the use of any derivative instrument or arrangement, of the beneficial ownership of (any such act, a "Transfer") any 8.5% Convertible Preferred Stock or Common Stock issued or issuable upon conversion of the 8.5% Convertible Preferred Stock or any shares of Common Stock otherwise acquired hereunder, except in accordance with the provisions contained in Article VII hereof. In addition, prior to the end of the PIK Period, the Investors will not engage in any "short sales" of Common Stock or any other securities of the Company, including through the use of any derivative instrument or arrangement.



     (b) The Investors acknowledge and agree that as of the date hereof neither the 8.5% Convertible Preferred Stock nor the shares of Common Stock issuable upon conversion thereof or any shares of Common Stock otherwise acquired hereunder have been nor will be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act (and, where applicable, such laws) or as to which an exemption from the registration requirements of the Securities Act (and, where applicable, such laws) is available. The Investors acknowledge that, except as provided in this Agreement, the Investors have no right to require the Company to register the 8.5% Convertible Preferred Stock or such Common Stock. The Investors further acknowledge and agree that each certificate for the 8.5% Convertible Preferred Stock and such Common Stock shall bear the following legend:



     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE SUCH A REGISTRATION IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER, VOTING AND OTHER PROVISIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF JULY 31, 1997 AS AMENDED AS OF SEPTEMBER 19, 1997 AMONG THE COMPANY AND THE INVESTORS REFERRED TO THEREIN A COPY OF WHICH IS ON FILE WITH THE COMPANY. EXCEPT AS PROVIDED IN SUCH STOCK PURCHASE AGREEMENT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERABLE AND

ANY PURPORTED TRANSFER IN VIOLATION OF THE PROVISIONS OF SUCH STOCK PURCHASE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Investor holding such certificate shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the proceeding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     Section 4.06. Designated Directors. The Company hereby agrees to cause Arnold L. Chavkin and William E. Macaulay to be elected to the Company's Board of Directors as of the Initial Closing Date to fill vacancies on the Board that will exist at that date.


     Section 4.07. New York Stock Exchange Listing. As promptly as practicable following the Initial Closing Date, the Company will apply to the New York Stock Exchange to list the shares of Common Stock into which the 8.5% Convertible Preferred Stock may be converted and the other Shares of Common Stock acquired hereunder, and the Company will use its reasonable efforts to cause such shares to be listed on the New York Stock Exchange as promptly thereafter as practicable. At any time during which the 8.5% Convertible Preferred Stock is outstanding, the Company agrees that it shall not, without the consent of the Investors that own at least 97% of the outstanding 8.5% Convertible Preferred Stock, register the 8.5% Convertible Preferred Stock under Section 12 of the Exchange Act.



     Section 4.08. Use of Proceeds. The Company will use the net proceeds derived by it from the issuance of the shares of 8.5% Convertible Preferred Stock and the Common Stock in the Initial Closing to pay a portion of the purchase price of the shares of Common Stock to be redeemed pursuant to the SOCO Stock Redemption. The Company will use the net proceeds derived by it from the issuance of the shares of 8.5% Convertible Preferred Stock in the Second Closing in the manner approved by the Company's Board of Directors.


     Section 4.09. Approval by Company's Stockholders. (a) The Company shall take all action required by the NYSE's rules and regulations to obtain the approval of the Company's stockholders of the issuance and sale of 8.5% Convertible Preferred Stock to the Investors hereunder, which consent may be obtained (subject to the applicable rules and regulations of the NYSE, the Exchange Act and other applicable laws) via the written consent of the requisite percentage of the Company's stockholders (the "Company Stockholders' Approval"). Subject to its fiduciary duties under applicable law, the Company's Board of Directors shall recommend that the Company's stockholders approve the issuance and sale of 8.5% Convertible Preferred Stock hereunder.

     (b) Promptly following the date hereof, the Company will prepare and file with the SEC a proxy statement to be distributed to the Company's stockholders in connection with the issuance and sale of the 8.5% Convertible Preferred Stock hereunder, including any amendments or supplements thereto (the "Proxy Statement"). The Company will use all reasonable efforts to have or cause the Proxy Statement to be declared effective as promptly as practicable. The Company agrees to provide the Investors and their respective counsel with any written comments the Company or its counsel may receive from the SEC with respect to the Proxy Statement promptly after the receipt of such comments. The form and substance of the Proxy Statement shall be determined by the Company, in its reasonable discretion. The Company will use all reasonable efforts to cause the Proxy Statement (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.10. No Additional Shares. The Company shall not issue or sell shares of 8.5% Convertible Preferred Stock except as contemplated under this Agreement.

                                   ARTICLE V.

                              Conditions Precedent

     Section 5.01. Conditions to Each Party's Obligations to Effect each Closing. The obligation of each party hereto to consummate each Closing hereunder shall be subject to the satisfaction on the related Closing Date of each of the following conditions:

          (a) No Injunction. There shall not be in effect any order, decree, ruling or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

          (b) Regulatory Approvals and Company Stockholders' Approval. All regulatory approvals necessary for the consummation of the issuance of the 8.5% Convertible Preferred Stock to be issued and sold hereunder on such Closing Date and the other transactions contemplated hereby to occur by such Closing Date shall have been obtained and there shall have been no material modification to the terms of the transactions contemplated by this Agreement. The Company Stockholders' Approval shall have been obtained.


          (c) Related Transactions. Prior to or simultaneously with the Initial Closing, (i) the Secondary Stock Offering shall be consummated in the manner contemplated by the Prospectus contained in the Company's Registration Statement on Form S-3 filed with the SEC, (ii) the SOCO Stock Redemption shall be consummated in accordance with the terms of the Share Repurchase Agreement and (iii) SOCO shall issue to the Investors 70,000 shares of Common Stock pursuant to the SOCO Option Agreement.


     Section 5.02. Conditions to the Investors' Obligations. The obligation of each Investor to consummate each Closing hereunder shall be subject to the satisfaction on the related Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are qualified as to materiality or refer to a Material Adverse Effect shall be true and correct, and which are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of such Closing Date with the same effect as though made on and as of such dates.

          (b) Covenants. The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to such Closing.

          (c) Officer's Certificate. The Investors shall have received from the Company a certificate, signed by an executive officer of the Company, to the effect that the conditions set forth in the foregoing clauses (a) and
     (b) have been satisfied with respect to it.

          (d) Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of Delaware.

          (e) Board of Directors. The nominees designated by the Investor to be directors in accordance with Section 4.06 shall have been duly elected or appointed, effective as of the Initial Closing, to the Board of Directors of the Company.

          (f) No Change of Control. There shall not have occurred, on or prior to such Closing, an acquisition (by tender offer, exchange offer, merger consolidation, share exchange or otherwise) by a third party of the Company (or its shares or assets) in which such third party acquires, directly or indirectly, at least a majority of the combined voting power of the outstanding capital stock of the Company.

          (g) Minimum and Maximum Drawdowns. In the case of the Initial Closing, the aggregate number of shares of 8.5% Convertible Preferred Stock to be issued and sold at the Initial Closing shall not be less than 1,600,000, and, in the case of the Second Closing, the aggregate number of shares of 8.5% Convertible Preferred Stock to be issued and sold at the Second Closing shall not exceed the difference of (i) 2,520,000 minus (ii) the aggregate number of shares of 8.5% Convertible Preferred Stock issued and sold to the Investors at the Initial Closing.

          (h) Additional Conditions to Second Closing. In the case of the Second Closing, each of the following shall have occurred: (i) the Company's Board of Directors shall have approved of the Company's proposed use of the net proceeds derived by the Company from the issuance of the shares of 8.5% Convertible Preferred Stock in the Second Closing; (ii) the average closing sales price of a share of the Company's Common Stock for the ten NYSE trading days ending prior to the date the Notice of Issuance for such Second Closing Date is delivered shall equal or exceed 90% of the public offering price of shares of Common Stock in the Secondary Stock Offering; and (iii) the Second Closing Date shall occur on or prior to December 31, 1997.

          (i) Additional Certificates, Opinions Etc. The Company shall have executed and delivered, or caused to be executed and delivered, to the Investors, such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by the Investors, including (i) an opinion of Simpson Thacher & Bartlett, counsel to the Company, reasonably satisfactory to counsel for the Investors, as to (A) validity of, and due authorization by the Company's Board of, this Agreement and the transactions contemplated herein, (B) compliance by the Company with Section 7.24 of the Amended and Restated Agreement and Plan of Merger, dated as of March 20, 1996, among SOCO, the Company and Gerrity Oil & Gas Corporation, (C) due issuance of the 8.5% Convertible Preferred Stock and the Common Stock issued hereunder at the Initial Closing and (D) other issues reasonably requested by the Investors, and (ii) the agreements and certificates set forth in Schedule
     5.02 hereof.

     Section 5.03. Conditions to the Company's Obligations to any Closing. The obligation of the Company to consummate each Closing hereunder shall be subject to the satisfaction on the related Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Investors contained in this Agreement which are qualified as to materiality shall be true and correct, and which are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of such Closing Date with the same effect as though made on and as of such dates.

          (b) Covenants. The Investors shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to such Closing.

          (c) Officer's Certificate. The Company shall have received from each of the Investors, a certificate, signed by such Investor to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been satisfied with respect to such Investor.


          (d) Additional Certificates, Etc. Each of the Investors shall have executed and delivered, or caused to be executed and delivered, to the Company such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by the Company.

                                  ARTICLE VI.

                              Registration Rights


     Section 6.01. Definition of Registrable Shares. As used in this Agreement, "Registrable Shares" shall mean all shares of 8.5% Convertible Preferred Stock (and/or the shares of Common Stock into which such shares of Preferred Stock are convertible), the shares of Common Stock acquired hereunder and the shares of Common Stock acquired pursuant to the SOCO Option Agreement by the Investors at or after any Closing Date, together with any securities issued or issuable with respect to any such 8.5% Convertible Preferred Stock (or such Common Stock) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Registrable Shares, such securities shall cease to be Registrable Shares when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed pursuant to Rule 144 (or any successor provision) under the Securities Act (provided that if all Registrable Shares are then eligible for sale pursuant to Rule 144 at the same time, without limitation as to volume, then all such Registrable Shares shall cease to be Registrable Shares), (iii) such securities shall have been otherwise transferred, new certificates representing such securities not bearing a legend restricting transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force, (iv) such securities shall have ceased to be outstanding, or (v) the holder or holders thereof shall agree in writing that such Registrable Shares shall no longer be Registrable Shares (the Investors and any permitted assignee of the Investors' rights and duties hereunder are referred to herein as the "Holders" or individually as a "Holder").


     Section 6.02. Demand Registration. (a) Request for Registration. Subject to the conditions and limitations set forth in Section 6.05, at any time after the PIK Period, the Holder or Holders of not less than one-third of Registrable Shares then outstanding may make a written request for registration under the Securities Act of all or part of its or their Registrable Shares pursuant to this Section 6.02 (a "Demand Registration"); provided that the number of shares of Registrable Shares proposed to be sold shall be at least 25% of the aggregate number of shares of Registrable Shares then outstanding (subject to appropriate adjustment for any stock dividend, stock split, combination, recapitalization, merger, consolidation, reorganization or similar occurrence); and provided further that the Holders shall be entitled to no more than three demands in the aggregate. Such request will specify the aggregate number of shares of Registrable Shares proposed to be sold and will also specify the intended method of disposition thereof. Within ten days after receipt of such request, the Company will give written notice of such registration request to all other Holders of Registrable Shares and include in such registration all Registrable Shares with regard to which the Company has received written requests for inclusion therein within fifteen business days after the receipt by the applicable Holders of the Company's notice. Each such request will also specify the aggregate number of shares of Registrable Shares to be registered and the intended method of disposition thereof.

     (b) Priority on Demand Registration. If the Holders of a majority in number of shares of the Registrable Shares to be registered in a Demand Registration so elect, the offering of such Registrable Shares pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, if the managing underwriter or underwriters of such offering deliver a written opinion to the Company and the Holders that either because of (A) the kind of securities that the Holders, the Company and any other persons or entities intend to include in such offering, or (B) the size of the offering that the Holders, the Company and other persons or entities intend to make, the success of the offering would be materially and adversely affected by inclusion of the Registrable Shares requested to be included, then (i) in the event that the size of the offering is the basis of such managing underwriter's opinion, the number of shares to be offered shall be reduced in the following order to achieve the amount recommended by such managing underwriter: (x) first, shares proposed to be offered by persons or entities other than the Holders and the Company shall be reduced or eliminated to achieve the recommended amount, (y) next, shares proposed to be offered by the Company shall be reduced or eliminated to achieve the recommended amount, and (z) finally, shares proposed to be offered by the Holders shall be reduced on a pro rata basis among the Holders on the basis of the number of

Registrable Shares owned by the Holders; and (ii) in the event that the combination of securities to be offered is the basis of such managing underwriter's opinion, then shares will be excluded from such offering in the order specified in the preceding clause (i). To the extent Registrable Shares so requested to be registered are excluded from such offering, then the Holders shall have the right to one additional Demand Registration under this Section
6.02 with respect to such Registrable Shares, provided that the failure of such Registrable Shares to be registered is through no fault of such Holder. In connection with any Demand Registration, the Company agrees that it shall not, without the consent of the Holders of a majority in number of shares of the Registrable Shares to be registered in such Demand Registration and the manager of the underwriting, transfer or sell Common Stock in a public distribution prior to 90 days (or such other shorter period of time as the manager of the underwriting may require) after the effective date of the registration statement.

     (c) Selection of Underwriters and Counsel. If any Demand Registration is in the form of an underwritten offering, the Holders of a majority in number of the shares of Registrable Shares to be registered will select and obtain the services of the investment banker or investment bankers and manager or managers that will administer the offering and the counsel to such investment bankers and managers; provided that such investment bankers, managers and counsel are reasonably acceptable to the Company.

     Section 6.03. Piggyback Registration. If the Company proposes to file a registration statement under the Securities Act with respect to an offering for its own account of any class of its equity securities (other than a registration statement on Form S-8 (or any successor form) or any other registration statement relating solely to director and/or employee benefit plans or filed in connection with an exchange offer, a transaction to which Rule 145 (or any successor rule) under the Securities Act applies or an offering of securities solely to the Company's existing stockholders) (each, an "Excluded Registration Statement"), then the Company shall in each case give written notice of such proposed filing to the Holders of Registrable Shares as soon as practicable (but no later than ten business days) before the anticipated filing date, and such notice shall offer such Holders the opportunity to register such number of shares of Registrable Shares as each such Holder may request. Each Holder of Registrable Shares desiring to have such holder's Registrable Shares included in such registration statement shall so advise the Company in writing within five business days after the date of the Company's notice, setting forth the amount of such Holder's Registrable Shares for which registration is requested. If the Company's offering is to be an underwritten offering, the Company shall, subject to the further provisions of this Agreement, use its reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Holders of the Registrable Shares requested to be included in the registration for such offering to include such securities in such offering on the same terms and conditions as any similar securities of the Company included therein. Moreover, if the registration of which the Company gives notice involves an underwriting, the right of each Holder to registration pursuant to this Section 6.03 shall, unless the Company otherwise agrees, be conditioned upon such Holder's participation as a seller in such underwriting and its execution of an underwriting agreement with the managing underwriter or underwriters selected by the Company. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver a written opinion to the Holders of Registrable Shares that either because of (A) the kind of securities that the Holders, the Company and any other persons or entities intend to include in such offering or (B) the size of the offering that the Holders, the Company and other persons or entities intend to make, the success of the offering would be materially and adversely affected by inclusion of the Registrable Shares requested to be included, then (i) in the event that the size of the offering is the basis of such managing underwriter's opinion, the number of shares to be offered shall be reduced in the following order to achieve the amount recommended by such managing underwriter: (w) first, shares proposed to be offered by persons or entities other than the Holders, the Company and persons or entities exercising demand registration rights shall be reduced or eliminated to achieve the recommended amount, (x) next, shares proposed to be offered by the Holders shall be reduced (or eliminated) on a pro rata basis among the Holders on the basis of the number of Registrable Shares owned by the Holders, (y) next, shares proposed to be offered by the Company shall be reduced or eliminated, and (z) finally, shares proposed to be offered by persons or entities exercising demand registration rights shall be reduced; and (ii) in the event that the combination of securities to be offered is the basis of such managing underwriter's opinion, then shares will be excluded from such offering in the order specified in the preceding clause (i). Any Registrable Shares excluded from an underwriting shall be withdrawn from registration and shall not, without the consent of the

Company and the manager of the underwriting, be transferred in a public distribution prior to the earlier of 90 days (or such other shorter period of time as the manager of the underwriting may require) after the effective date of the registration statement or 120 days after the date the Holders of such Registrable Shares are notified of such exclusion; provided that any shares of Holders excluded from an underwriting shall, to the extent practicable in the discretion of the managing underwriter and the Company, be the first shares sold in an over-allotment sale for the related offering.

     Section 6.04. Registration Procedures. Whenever, pursuant to Section 6.02 or 6.03, any of the Holders of Registrable Shares has requested that any Registrable Shares be registered, the Company will, subject to the provisions of
Section 6.05, use reasonable best efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof as promptly as practicable, and in connection with any such request, the Company will:

          (a) in connection with a request pursuant to Section 6.02, prepare and file with the SEC, as promptly as practicable (and not later than 30 days (if a Form S-2 or S-3 is to be used) or 60 days (if a Form S-1 is to be used) after receipt of a request to file a registration statement with respect to Registrable Shares), a registration statement on any form for which the Company then qualified and which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Shares in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such registration statement to become effective; provided that if the Company shall furnish to the Holders making such a request a certificate signed by either the chief financial officer or the chief accounting officer of the Company stating that in such officer's good faith judgment it would be significantly disadvantageous to the Company for such a registration statement to be filed on or before the date filing would be required (including without limitation the required disclosure of material non-public information prior to the time that it would otherwise be required by applicable law or securities exchange regulation to be disclosed), the Company shall have an additional period of not more than 90 days within which to file such registration statement and provided further
     (i) that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to one counsel selected by the Holders of a majority in number of shares of the Registrable Shares covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and (ii) that after the filing of the registration statement, the Company will promptly notify each of the selling Holders of Registrable Shares of any stop order issued or, to the knowledge of the Company, threatened by the SEC and take all reasonable actions to prevent the entry of such stop order or to remove it if entered;

          (b) in connection with a registration pursuant to Section 6.02, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 60 days or such shorter period as shall terminate when all shares of Registrable Shares covered by such registration statement have been sold (but not before the expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the selling Holders thereof set forth in such registration statement;

          (c) as soon as reasonably practicable, furnish to each of the selling Holders, prior to filing a registration statement, copies of such registration statement as proposed to be filed, and thereafter furnish to such selling Holders such number of copies of such registration statement, each amendment and supplement thereto (in each case, if specified by such Holder including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as a selling Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such selling Holder;

          (d) with reasonable promptness, use its reasonable best efforts to register or qualify (or cause to be registered or qualified) such Registrable Shares under such other securities or blue sky laws of such jurisdictions within the United States as any selling Holder (or managing underwriter in the case of an underwriting offering) reasonably (in light of such selling Holder's or managing underwriter's intended plan of distribution) requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such selling Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by such selling Holder; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.04(d),
     (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (e) with reasonable promptness, use its reasonable best efforts to cause the Registrable Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the selling Holder or Holders thereof to consummate the disposition of such Registrable Shares;

          (f) promptly notify each selling Holder of such Registrable Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event known to the Company requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein as necessary to make statements therein not misleading and promptly make available to each selling Holder any such supplement or amendment;

          (g) in connection with a request pursuant to Section 6.02, enter into an underwriting agreement in customary form, the form and substance of such underwriting agreement being subject to the reasonable satisfaction of the Company;

          (h) with reasonable promptness make available for inspection by any selling Holder, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such selling Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as well as access at reasonable times to the Company's executive officers, key employees, independent accountants and independent reserve engineers as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers and employees to supply all information reasonably requested for such purpose by any such Inspector in connection with such registration statement; provided, however, that the selection of any Inspector other than a selling Holder shall be subject to the consent of the Company, which shall not be unreasonably withheld. Each Inspector that actually reviews Records supplied by the Company that include information that the Company determines, in good faith, to be confidential ("Confidential Information") shall be required, prior to any such review, to execute an agreement with the Company providing that such Inspector shall not disclose any Confidential Information unless such disclosure is required by applicable law or legal process. Each selling Holder of Registrable Shares agrees that Confidential Information obtained by it as a result of such inspections shall not be used by it as the basis for any transactions in securities of the Company unless and until such information is made generally available to the public. Each selling Holder of Registrable Shares further agrees that it will, upon learning that disclosure of Confidential Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Confidential Information. Each selling Holder also agrees that the due diligence investigation made by the Inspectors shall be conducted in a manner that will not unreasonably disrupt the operations of the Company or the work performed by the Company's officers and employees;

          (i) in the event such sale is pursuant to an underwriting offering, use its reasonable best efforts to obtain a comfort letter or letters from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter reasonably requests;

          (j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within two months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

          (k) with reasonable promptness, use its reasonable best efforts to cause all such Registrable Shares to be listed on each securities exchange on which the Common Stock of the Company is then listed, provided that the applicable listing requirements are satisfied.

Each selling Holder of Registrable Shares agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 6.04(f), such selling Holder will forthwith discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until such selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.04(f) hereof, and, if so directed by the Company, each selling Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such selling Holder's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice. In the event the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 6.04(b)) by the greater of 30 days or by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.04(f) hereof to and including the date when each selling Holder of Registrable Shares covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 6.04(f) hereof. Each selling Holder also agrees to notify the Company if any event relating to such selling Holder occurs that would require the preparation of a supplement or amendment to the prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 6.05. Conditions and Limitations. (a) The Company's obligations under Section 6.02 shall be subject to the following limitations:

          (i) the Company need not file a registration statement either (i) during the period starting with the date 60 days prior to the Company's estimated date of filing of, and ending 90 days after the effective date of, any registration statement pertaining to securities of the Company (other than an Excluded Registration Statement), provided that if such Company registration statement is not filed within 90 days after the first date on which the Company notifies a Holder of Registrable Shares that it will delay a Demand Registration pursuant to this clause (i), the Company may not further postpone such Demand Registration pursuant to this clause; or (ii) during the period specified in the first proviso of Section 6.04(a);

          (ii) the Company shall not be required to furnish any audited financial statements other than those audited statements customarily prepared at the end of its fiscal year, or to furnish any unaudited financial information with respect to any period other than its regularly reported interim quarterly periods unless in the absence of such other unaudited financial information the registration statement would contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

          (iii) except as provided in Section 6.02(b), the Company shall not be required to file more than three Demand Registrations. A registration statement will not count as a Demand Registration until it has become effective; and

          (iv) the Company shall have received the information and documents specified in Section 6.06 and each selling Holder shall have observed or performed its other covenants and conditions contained in such section.

          (b) The Company's obligation under Section 6.03 shall be subject to the limitations and conditions specified in such Section and in Section 6.05(a) above, and to the condition that the Company may at any time terminate its proposal to register its shares and discontinue its efforts to cause a registration statement to become or remain effective.

     Section 6.06. Information from and Certain Covenant of Holders of Registrable Shares. The Holders for whom Registrable Shares are to be registered pursuant to this Agreement shall provide to the Company such information regarding the Registrable Shares to be so registered, the Holder and the intended method of disposition of each Registrable Shares as shall reasonably be required in connection with the action to be taken. Any Holder whose Registrable Shares is included in a registration statement pursuant to this Agreement shall execute all consents, powers of attorney, registration statements and other documents reasonably required to be signed by it in order to cause such registration statement to become effective. Each selling Holder covenants that, in disposing of such Holder's shares, each Holder will comply with all applicable Rules of the SEC adopted pursuant to the Exchange Act.

     Section 6.07. Registration Expenses. All Registration Expenses (as defined herein) will be borne by the Company. Underwriting discounts and commissions applicable to the sale of Registrable Shares shall be borne by each selling Holder of the Registrable Shares to which such discount or commission relates, and each selling Holder shall be responsible for the fees and expenses of any legal counsel, accountants or other agents retained by such selling Holder and all other out-of-pocket expenses incurred by such selling Holder in connection with any registration under this Agreement. All of the expenses referred to in the preceding sentence will be excluded from the term "Registration Expenses".

     As used herein, the term "Registration Expenses" means all expenses incident to the Company's performance of or compliance with the obligations imposed upon it in this Article VI (whether or not the registration in connection with which such expenses are incurred ultimately becomes effective), including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), rating agency fees, printing expenses, messenger and delivery expenses incurred by the Company, internal expenses incurred by the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, and fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance), securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company and the fees and expenses of other persons retained by the Company in connection with such registration.

     Section 6.08. Indemnification; Contributions. (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each selling Holder of Registrable Shares, its officers, directors and agents and each person, if any, who controls such selling Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Shares or in any amendment or supplement thereto or in any preliminary prospectus relating to the Registrable Shares, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such selling Holder or on such selling Holder's behalf expressly for use therein and provided further, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus for which such selling Holder had the primary responsibility to distribute, the indemnity agreement contained in this Section 6.08(a) shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a copy of the final prospectus was not sent or given to the person asserting any such losses, claims, damages, liabilities or expenses at or prior to the written confirmation of the sale of the Registrable Shares concerned to such person if a final prospectus is made available by the Company on a timely basis. The Company also agrees to include in any underwriting agreement with any underwriters of the Registrable Shares provisions indemnifying and providing for contribution to such underwriters, their officers and directors and each person who controls such underwriters on substantially the same basis as the provisions of this Section 6.08 indemnifying and providing for contribution to the selling Holders.

     (b) Indemnification by Holders of Registrable Shares. Each selling Holder agrees to indemnify and hold harmless the Company, its officers, directors and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Shares or in any amendment or supplement thereto or in any preliminary prospectus relating to the Registrable Shares, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided (i) that such losses, claims, damages, liabilities or expenses arise out of, or, are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such selling Holder or on such selling Holder's behalf expressly for use therein, (ii) that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this Section 6.08(b) shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a copy of the final prospectus was not sent or given to the person asserting any such losses, claims, damages, liabilities or expenses at or prior to the written confirmation of the sale of the Registrable Shares concerned to such person, and (iii) that no selling Holder shall be liable for any indemnification under this Section 6.08 in an aggregate amount that exceeds the total net proceeds (before deducting expenses other than underwriting discounts or commissions) received by such selling Holder from the offering. Each selling Holder also agrees to include in any underwriting agreement with underwriters of the Registrable Shares provisions indemnifying and providing for contribution to such underwriters, their officers and directors and each person who controls such underwriters on substantially the same basis as the provisions of this Section 6.08 indemnifying and providing for contribution to the Company.

     (c) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any indemnified party hereunder in respect of which indemnity may be sought from an indemnifying party, the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such indemnified party, and shall assume the payment of all expenses. Such indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to such indemnified party, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and such indemnifying party and such indemnified party shall have been advised by counsel in writing that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel reasonably acceptable to the indemnifying party at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action of proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified party, which firm shall be designated in writing by such indemnified party. The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

     (d) Contribution. If the indemnification provided for in this Section 6.08 is unavailable to the Company or the selling Holders in respect of any losses, claims, damages, liabilities or judgments referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments, in such proportion as is appropriate to reflect the relative fault of each such party in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of each such party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 6.08(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by each indemnified party in connection with investigation or defending any such action or claim. Notwithstanding the provisions of this Section 6.08(d), no selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares of such selling Holder were offered to the public exceeds the amount of any damages which such selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(i) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                  ARTICLE VII.

                   Standstill and Confidentiality Provisions

     Section 7.01. Certain Definitions. As used in this Article VII, the following terms shall have the following meanings:

          (a) "Company Voting Securities" shall mean, collectively, Common Stock, any preferred stock of the Company that is entitled to vote generally for the election of directors, any other class or series of Company securities that is entitled to vote generally for the election of directors and any other securities, warrants or options or rights of any nature (whether or not issued by the Company) that are convertible into, exchangeable for, or exercisable for the purchase of, or otherwise give the holder thereof any rights in respect of, Common Stock, Company preferred stock that is entitled to vote generally for the election of directors, or any other class or series of Company securities that is entitled to vote generally for the election of directors.

          (b) "Effective Date"  shall mean the date hereof.

          (c) The "Combined Voting Power" at any measurement date shall mean the total number of votes which could have been cast in an election of directors of the Company had a meeting of the shareholders of the Company been duly held based upon a record date as of the measurement date if all Company Voting Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.

          (d) The terms "beneficial ownership" and "group" shall have the respective meanings ascribed to such terms pursuant to Regulation 13D-G adopted by the SEC under the Exchange Act, as in effect on the date hereof.

          (e) "Independent Committee" shall mean the special committee of the Board of Directors of the Company which has been formed to consider a possible transaction between SOCO and the Company and related matters, the membership of which committee shall initially consist of Robert J. Clark, Jay W.

     Decker and Alexander Lynch, it being understood that any changes in the membership of such committee shall be effective only if they are unanimously approved by the Board of Directors of the Company prior to such change.

          (f) "Prior Approval" of (i) the Independent Committee shall mean the due adoption by a majority of the members of the Independent Committee of a resolution setting forth the Independent Committee's approval of a particular action or matter, which resolution shall have been recorded in the minutes of meetings of the Independent Committee, or (ii) the Board of Directors of the Company shall mean the due adoption by a majority of the members of the Board of Directors in accordance with the Bylaws of the Company of a resolution setting forth the approval of the Board of Directors of a particular action or matter, which resolution shall have been recorded in the minutes of meetings of the Board of Directors of the Company.

          (g) The term "Approval Body" shall mean the Independent Committee; provided, however, that with respect to any transaction (i) proposed by or on behalf of any Investor prior to the time that such Investor beneficially owns more than 20% of the outstanding Company Voting Securities and (ii) in which the proposed consideration to be offered to all holders of Common Stock is identical on a per share basis, the Approval Body for such transaction shall be the Board of Directors of the Company.

          (h) The term "Limitation Period" shall mean a period of two years after the Effective Date; provided, however, that if during such two-year period any Investor has either (i) acquired any amount of the Company Voting Securities pursuant to this Agreement, (ii) acquired more than 5.0% of the Combined Voting Power in any other manner, or (iii) acquired any Company Voting Securities in any other manner which, when added to Company Voting Securities previously held by such Investor, gives such Investor more than 10.0% of the Combined Voting Power, then in any such event the Limitation Period shall mean a period of five years after the Effective Date.

          (i) The term "affiliate" shall mean, with respect to any Investor and its managing partner, any other person (the "affiliated person") which directly or indirectly is controlled by such Investor (or its managing partner), provided that no affiliated person that is a portfolio company of such Investor (or its managing partner) shall be considered an affiliate of any such Investor and its managing partner for purposes of this Article VII.

     Section 7.02. Confidentiality Covenants. (a) Evaluation Material. (i) Each Investor hereby agrees to treat any information concerning the Company (whether prepared by the Company, SOCO, their advisors or otherwise) which will be furnished to such Investor by or on behalf of the Company, SOCO or their advisors in accordance with the provisions of this Section 7.02 (herein referred to as the "Evaluation Material") and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" includes all non-public information in any form concerning the Company and its subsidiaries and affiliates that is provided to each Investor or its directors, officers, employees, agents or advisors by or on behalf of the Company. The term "Evaluation Material" does not include information which an Investor can demonstrate (A) is already in such Investor's possession, provided that such information is not known by such Investor after reasonable inquiry to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (B) becomes generally available to the public other than as a result of a disclosure by such Investor or its directors, officers, employees, agents or advisors, or (C) becomes available to such Investor, or is independently developed by such Investor, on a non-confidential basis from a source other than the Company, SOCO or their advisors, provided that such source is not known by such Investor, after reasonable inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

     (ii) Each Investor hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and such Investor (and/or, if applicable, SOCO), and that such information will be kept confidential by such Investor and its advisors; provided, however, that
(A) any of such information may be disclosed to such Investor's directors, officers, employees, advisors and potential financing sources and representatives of such Investor's advisors and potential financing sources (collectively, "Representatives") who need to know such information for the purpose of evaluating any such possible transaction between the Company and such Investor (and/or, if applicable, SOCO) (it being understood that such Representatives shall be informed by such Investor of the confidential nature of such information and shall be directed by such Investor to treat such information confidentially), and (B) any disclosure of such information may be made to which the Company consents in writing.

     (iii) If any Investor or any of its Representatives are requested to disclose any Evaluation Material, such Investor shall promptly notify the Company to permit the Company to seek a protective order or to take other appropriate action. Each Investor shall also cooperate in the Company's efforts to obtain a protective order or other reasonable assurance that the confidential treatment shall be accorded the Evaluation Material. If, in the absence of a protective order, any Investor or any of its Representatives are, in the written opinion of such Investor's counsel addressed to the Company, compelled as a matter of law to disclose the Evaluation Material, such Investor may disclose to the party compelling disclosure only such part of the Evaluation Material as is required by law to be disclosed and such Investor shall use its reasonable best efforts to obtain confidential treatment therefor.

     (iv) Each Investor hereby acknowledges that it is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this Section 7.02, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Section 7.02 from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     (b) Treatment of Materials. In the event that no Closing occurs hereunder prior to the termination of this Agreement, each Investor shall, upon request, promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by or on behalf of the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material, and, upon request by the Company, all documents, memoranda, notes and other writings whatsoever prepared by such Investor or its Representatives based on the information in the Evaluation Material shall be destroyed.

     Section 7.03. Acquisition of Company Voting Securities. If an Investor has acquired Company Voting Securities pursuant to this Agreement or the SOCO Option Agreement, including any conversion of the 8.5% Convertible Preferred Stock into Common Stock (an "Authorized Purchase") during the Limitation Period without the Prior Approval of the Approval Body, neither such Investor nor any of its affiliates shall thereafter, directly or indirectly, acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any additional Company Voting Securities, by purchase or otherwise, or take any action in furtherance thereof, if the effect of such acquisition, agreement or other action would be (either immediately or upon consummation of any such acquisition, agreement or other action, or expiration of any period of time provided in any such acquisition, agreement or other action) to increase the aggregate beneficial ownership of Company Voting Securities by such Investor and its affiliates to such number of Company Voting Securities that represents or possesses greater than 20.0% of the Combined Voting Power of Company Voting Securities. Notwithstanding the foregoing maximum percentage limitations, (i) an Investor shall not be obligated to dispose of any Company Voting Securities beneficially owned in violation of such maximum percentage limitations if, and solely to the extent that, its beneficial ownership is or will be increased solely as a result of a repurchase of any Company Voting Securities by the Company or any of its subsidiaries if such repurchase shall have received the Prior Approval of the Board of Directors, and
(ii) the foregoing shall not prohibit any purchase of Company Voting Securities directly from the Company (including pursuant to the exercise of rights, oversubscription rights or standby purchase obligations in connection with rights offerings by the Company). For purposes of calculating the maximum percentage limitations, all Company Voting Securities that are the subject of a right, option, agreement, arrangement or understanding pursuant to which an Investor or any of its affiliates has the right to obtain beneficial ownership of such securities in the future shall also be deemed to be beneficially owned by such Investor or its affiliate.

     Section 7.04. Distribution of the Company Voting Securities. (a) Each Investor hereby agrees that (subject to the last sentence of this Section 7.04(a)), (i) prior to the first anniversary of the Initial Closing

Date, neither such Investor nor any of its affiliates shall, directly or indirectly, Transfer any Company Voting Security to any person, (ii) during the period commencing on the first anniversary of the Initial Closing Date until the second anniversary thereof, neither such Investor nor any of its affiliates shall, directly or indirectly, Transfer any Company Voting Security to any person, except as permitted under applicable securities laws and (except for Transfers pursuant to Rule 144 under the Securities Act) with the Prior Approval of the Approval Body (which approval will not be unreasonably withheld) (and any permitted transferee of such Transfer (except Transfers pursuant to Rule 144 under the Securities Act) shall agree to be bound by the provisions in this subsection, and (iii) on and after the second anniversary of the Initial Closing Date, such Investor shall be entitled to Transfer any Company Voting Security to any person, subject solely to any applicable securities law restrictions. In addition to the foregoing Transfer provisions, during the Limitation Period, neither an Investor nor any of its affiliates shall, directly or indirectly, Transfer any Company Voting Security in a transaction that would result in a Transfer to any person or group that, to the knowledge of such Investor, upon consummation of such Transfer, would, directly or indirectly, have beneficial ownership of or the right to acquire beneficial ownership of such number of Company Voting Securities as represent greater than 7.5% of the Combined Voting Power, except in response to a Qualifying Offer (as defined in Section 7.04(b)(i)) or to a Qualified Buyer (as defined in Section 7.04(b)(ii)) or pursuant to an underwritten public offering or pursuant to Rule 144 under the Securities Act.

     (b) Notwithstanding Section 7.04(a), (i) on and after the eleventh business day after commencement of a tender or exchange offer made by a person who is not an affiliate of an Investor for outstanding Company Voting Securities, such Investor may tender or exchange any Company Voting Securities beneficially owned by it pursuant to such offer if such offer shall have received the Prior Approval of the Independent Committee (or the Independent Committee shall not have made a recommendation to reject such offer) (a "Qualifying Offer"), and/or
(ii) such Investor may sell Company Voting Securities to a buyer (a "Qualified Buyer") who would thereafter own Company Voting Securities representing greater than 20.0% of the Combined Voting Power if such buyer shall have executed a confidentiality and standstill agreement having substantially the same terms as are contained in this Article VII.

     Section 7.05. Proxy Solicitations, etc. During the Limitation Period, neither an Investor nor any of its affiliates shall solicit proxies, assist any other person in any way, directly or indirectly, in the solicitation of proxies, become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act) in opposition to the recommendation of the Independent Committee, or submit any proposal for the vote of shareholders of the Company, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of Company Voting Securities, in each case without the Prior Approval of the Independent Committee. Nothing in this Section 7.05 shall restrict any Investor or its affiliates from otherwise voting its shares of Company Voting Securities.

     Section 7.06. No Voting Trusts, Pooling Agreements, or Formation of "Groups". During the Limitation Period, neither an Investor nor any of its affiliates shall form, join in or in any other way participate in a partnership, pooling agreement, syndicate, voting trust or other "group" with respect to Company Voting Securities, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Voting Securities, in each case without the Prior Approval of the Independent Committee. Notwithstanding the foregoing provisions of this Section 7.06, nothing in this Section 7.06 shall in any way limit the ability of an Investor to pursue or consummate an Authorized Purchase in compliance with Section 7.03 or to exercise its rights under this Agreement.

     Section 7.07. Limitation on Various Other Actions. During the Limitation Period, neither an Investor nor any of its affiliates shall take any action, alone or in concert with any other person, to seek to effect a change in control of the Company or otherwise seek to circumvent the limitations of the provisions of this Article VII. Without limiting the generality of the foregoing, without the Prior Approval of the Independent Committee, neither an Investor nor any of its affiliates shall (i) present to the Company, its stockholders or any third party any proposal that can reasonably be expected to result in a change of control of the Company or in an increase in the Combined Voting Power of Company Voting Securities beneficially owned in the aggregate by such Investor and its affiliates beyond the percentage beneficially owned by them as of the date on which such proposal is made (except in full compliance with the terms of Section 7.08), (ii) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would result in a change of control of the Company or in an increase in the Combined Voting Power of Company Voting Securities beneficially owned in the aggregate by such Investor and its affiliates beyond the percentage beneficially owned by them as of the date on which such announcement is made, or (iii) initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any proposal that can reasonably be expected to result in a change of control of the Company or in an increase in the Combined Voting Power of Company Voting Securities beneficially owned in the aggregate by such Investor and its affiliates beyond the percentage beneficially owned by them as of the date of such action. Notwithstanding the foregoing provisions of this
Section 7.07, nothing in this Section 7.07 shall in any way limit the ability of such Investor to pursue or consummate an Authorized Purchase in compliance with
Section 7.03.

     Section 7.08. Acquisition Proposals. (a) During the Limitation Period, notwithstanding any provision in this Article VII to the contrary, if an Investor desires to submit a proposal to acquire control of the Company or to increase its percentage ownership of Company Voting Securities beyond its percentage ownership as of the date on which such proposal is submitted, it may do so only by notifying the chairman of the Approval Body and complying with all of the following procedures:

          (i) such Investor may only submit to the Company a proposal having the following terms (the "Proposal"):

             (A) the Proposal entails either (1) a tender offer for all outstanding Company Voting Securities not owned by such Investor and its affiliates which offer is conditioned upon a majority of the outstanding Company Voting Securities not owned by such Investor and its affiliates having been tendered, followed by a merger transaction, or (2) a merger transaction which is conditioned on the approval of stockholders holding a majority of the outstanding Company Voting Securities not owned by such Investor and its affiliates; and

             (B) the Proposal provides that the same consideration will be paid to all of the Company's stockholders (other than such Investor and its affiliates) in the tender offer and/or merger transaction.

          (ii) The Approval Body shall retain a reputable investment banking firm to advise the Approval Body with respect to the fairness of the Proposal to the stockholders of the Company other than such Investor and its affiliates from a financial point of view, and the Approval Body shall retain independent counsel to advise it with respect to the Proposal.

          (iii) The Proposal shall have received the Prior Approval of the Approval Body, which shall not give its approval unless it has received an opinion from such investment banking firm, in form and substance reasonably acceptable to the Approval Body, that the Proposal is fair to the stockholders of the Company other than such Investor and its affiliates from a financial point of view.

     (b) Unless all of the preconditions set forth in Sections 7.08(a)(i), 7.08(a)(ii) and 7.08(a)(iii) have been satisfied, the Proposal shall not be presented to the Company's stockholders and such Investor shall withdraw the Proposal.

     (c) Each Investor shall not, and shall direct its Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction as contemplated by the Proposal or any of the terms or other facts with respect to any such possible transaction, in each case without the Prior Approval of the Approval Body.

     (d) Notwithstanding the foregoing provisions of this Section 7.08, nothing in this Section 7.08 shall in any way limit the ability of an Investor to pursue or consummate an Authorized Purchase in compliance with Section 7.03 without complying with the procedures set forth in this Section 3.6.

     Section 7.09. Term of Standstill and Confidentiality Provisions. Unless the provisions contained in this Article VII specifically provide for earlier termination with respect to any particular right or obligation, the provisions contained in this Article VII shall terminate on the last day of the Limitation Period notwithstanding an earlier termination of this Agreement pursuant to
Article VIII.

                                 ARTICLE VIII.

                                      Term

     Section 8.01. Termination. This Agreement may be terminated on or any time prior to the Initial Closing (provided that no such termination shall be effective if (i) such termination is for the sole purpose of removing one or more Investors from this Agreement and (ii) the Company and the remaining Investors contemplate, as of the date of such termination, to enter into a transaction comparable to the transaction provided for by this Agreement):


          (a) by the mutual written consent of the Investors and the Company; or



          (b) by either the Company or the Investors, if the Initial Closing shall not have occurred or is not capable of occurring (and the party claiming that such Closing is incapable of occurring demonstrates such fact beyond a reasonable doubt) on or prior to December 31, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Initial Closing, provided that, if a non-defaulting Investor is otherwise entitled to terminate this Agreement but such termination is prohibited because of a default by another Investor, such non-defaulting Investor may terminate its commitment hereunder following 10 days' prior written notice to the Company, unless during such 10-day period the Company has replaced or otherwise terminated the commitment of each defaulting Investor.



     Section 8.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void except for the obligations set forth in Article VII and Sections
9.02 through 9.15 and there shall be no liability or obligation on the part of the parties hereto except as otherwise provided in this Agreement. The termination of this Agreement under Section 8.01(b) shall not relieve either party of any liability for breach of this Agreement prior to the date of termination.


                                  ARTICLE IX.

                                 Miscellaneous

     Section 9.01. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein or in any certificates delivered in connection with any Closing shall survive such Closing.

     Section 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

          (a) If to the Investors, to the address or telecopy number set forth below their name on the signature pages hereto;

          (b) If to the Company, to:

           Patina Oil & Gas Corporation
           1625 Broadway, Suite 2000
           Denver, Colorado 80202
           Phone: (303) 389-3600
           Fax: (303) 595-7407
           Attention: General Counsel

              With copies to:

              Thomas J. Edelman,
           Chairman of Patina Oil & Gas Corporation
           667 Madison Avenue, 22nd Floor
           New York, New York 10021
           Phone: (212) 371-1117
           Fax: (212) 888-6877

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Phone: (212) 455-2000
           Fax: (212) 455-2502
           Attention: Robert L. Friedman, Esq.

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

     Section 9.03. Entire Agreement; Amendment. This Agreement and the Certificate of Designations and the documents described herein and therein or attached or delivered pursuant hereto or thereto or contemporaneously herewith set forth the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided that any amendment, modification or waiver to be delivered hereunder on behalf of the Investors shall be effective against all of the Investors if Investors holding 65% or more of the aggregate commitments hereunder shall agree to such amendment, modification or waiver; provided, however that no such amendment, modification or waiver (i) shall disproportionately disadvantage an Investor, (ii) shall reduce or increase any Investor's commitment hereunder or
(iii) reduce the dividend rate or other principal economic terms of the 8.5% Convertible Preferred Stock to be purchased hereunder, in each case without the consent of the Investor affected thereby. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Investors of the Company prior to or after the date hereof shall prevent the Investors from exercising any right hereunder or be deemed to be a waiver of any such right.

     Section 9.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     SECTION 9.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

     Section 9.06. Public Announcements. Each of the parties hereto agrees to hold in strict confidence and not to disclose to others the status of any discussions among the parties with respect to the subject matter of this Agreement until such time as the parties mutually agree to publicly disclose such information or are legally obligated to disclose such information. Subject to the provisions of the previous sentence, the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby, and no party hereto will make any news releases or other information disclosures with respect to the subject matter of this Agreement without the prior consent of the other parties hereto.

     Section 9.07. Expenses. (a) Except as provided in Sections 6.07 and 9.07(b), each of the parties hereto will pay its own expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby. None of the parties hereto shall engage any broker, finder or agent or agree to pay to any person any broker's fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby, except as provided in Section 3.01(s) hereof.


     (b) At or following the Initial Closing (or the termination of this Agreement, as the case may be), the Company shall promptly pay the Investors for all reasonable costs and out-of-pocket expenses incurred by them in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the reasonable fees and expenses of the Investors' counsel up to a maximum expense reimbursement pursuant to this Section 9.07(b) of $100,000.


     Section 9.08. Indemnification. (a) Indemnification and Payment of Damages by the Company. The Company will indemnify and hold harmless the Investors and its controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including reasonable attorneys' fees and expenses) (collectively, "Damages") actually incurred by the Indemnified Persons, arising, directly or indirectly, from or in connection with: (i) any representation or warranty specifically made by the Company in this Agreement which is qualified as to materiality not being true and correct as of the date hereof and any Closing Date, and any representation or warranty specifically made by the Company in this Agreement which is not so qualified not being true and correct in all material respects as of the date hereof and any Closing Date, or (ii) any breach by the Company of any covenant or obligation of the Company specifically contained in this Agreement. The remedies provided in this Section 9.08 will be the sole remedies available to the Investors and the other Indemnified Persons with respect to the matters referred to in this Section 9.08, provided that the foregoing shall not limit any right to terminate this Agreement, specific performance or injunctive relief that a party may otherwise have.

     (b) Indemnification and Payment of Damages by the Investors. Each Investor severally, but not jointly, will indemnify and hold harmless the Company, and will pay to the Company the amount of any Damages actually incurred by the Company, arising, directly or indirectly, from or in connection with (i) any representation or warranty specifically made by such Investor in this Agreement which is qualified as to materiality not being true and correct as of the date hereof and any Closing Date, and any representation or warranty specifically made by such Investor in this Agreement which is not so qualified not being true and correct in all material respects as of the date hereof or any Closing Date, or (ii) any breach by the Investors of any covenant or obligation of such Investor specifically contained in this Agreement. The remedies provided in this
Section 9.08 will be the sole remedies available to the Company with respect to the matters referred to in this Section 9.08, provided that the foregoing shall not limit any right to terminate this Agreement, specific performance or injunctive relief that a party may otherwise have.

     (c) Time Limitations. The Company will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to any Closing Date, other than those in Section 3.01(a), (c), (e), (o) or (r), unless on or before the first anniversary of the last Closing Date to occur, the Investors notify the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Investors; a claim with respect to Section 3.01(o) or (r) may be brought at any time on or before the third anniversary of the last Closing Date; and a claim with respect to Section 3.01(a), (c) or (e) will survive indefinitely. The Investors will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to any Closing Date, unless on or before the first anniversary of the last Closing Date, the Company notifies the Investors of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company.

     (d) Limitations On Amount. (i) The Company will have no liability to any Investor pursuant to Section 9.08(a) until the total of all Damages owed to such Investor with respect to such matters exceeds such Investor's pro rata interest (based on its aggregate commitment hereunder) of $1,000,000, and then only for the amount by which such Damages exceed such pro rata interest of $1,000,000. The liability of the Company pursuant to Section 9.08 shall not exceed such Investor's pro rata interest (based on its aggregate commitment hereunder) of $5,000,000 in the aggregate (provided that, if the amount of Damages exceeds $5,000,000, the Investors' remedy shall be the recision of the issuance and sale of the 8.5% Convertible Preferred Stock hereunder with the Company repurchasing, at the purchase price, such stock).

     (ii) Each Investor will have no liability to the Company pursuant to
Section 9.08(b) until the total of all Damages with respect to such matters exceeds such Investor's pro rata interest (based on its aggregate commitment hereunder) of $1,000,000, and then only for the amount by which such Damages exceed such pro rata interest of $1,000,000. The liability of an Investor to the Company pursuant to Section 9.08 shall not exceed such Investor's pro rata interest (based on its aggregate commitment hereunder) of $5,000,000 in the aggregate.

     (e) Other Limitations. The Company will have no liability to an Investor or the Indemnified Persons for any breach of representation or warranty to the extent that the Company can establish that such Investor had actual knowledge of the facts which form the basis of such claim prior to the applicable Closing Date. The Investors will have no liability to the Company for any breach of representation or warranty to the extent that the Investors can establish that the Company had actual knowledge of the facts which form the basis of such claim prior to the applicable Closing Date.

     (f) Procedure for Indemnification. Promptly upon an indemnified party under Section 9.08(a) or 9.08(b) becoming aware of a claim it may have against an indemnifying party under such Section, such indemnified party will if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party, but the failure so to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that it shall have been materially prejudiced by the indemnifying party's failure to give such notice. The parties shall cooperate in resolving questions as to Damages payable under Section 9.08(a) or 9.08(b) and determining the amount of any Damages payable. If the parties shall not be able, for a period of 30 days, to concur and agree upon the amount of Damages payable under said Section, as applicable, either party may, upon the expiration of such number of days, submit such difference to a court of competent jurisdiction in the United States of America for final determination. The final determination of such court with respect to any difference so submitted, after all appeals have been taken or the time to appeal shall have expired (the "Final Determination"), shall be conclusive and binding upon the parties. Promptly after the exact amount and nature of any Damages under Section 9.08(a) or 9.08(b) payable has been determined or agreed upon by the parties or fixed by a Final Determination, the indemnifying party shall pay such Damages to the indemnified party. Such Damages shall be deemed to be due and payable by the indemnifying party as of a date no later than the date when notice of the claim therefor was first given to the indemnifying party on behalf of the indemnified party.

     Section 9.09. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the parties' rights, interests or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided that, if any Investor fails to fulfill its obligation to fund its commitment for shares of 8.5% Convertible Preferred Stock hereunder, such defaulting Investor's commitment obligation hereunder may be assigned to one or more other non-defaulting Investor (which assignment shall occur no later than the applicable Closing Date and any non-defaulting Investor accepting such additional commitment shall execute and deliver an appropriate amendment or supplement to this Agreement reflecting such assignment). No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect.

     Section 9.10. No Third Party Rights. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any person other than the parties hereto or their respective successors or assigns any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     Section 9.11. Specific Performance. The Company acknowledges that the rights granted to the Investors in this Agreement are of a special, unique and extraordinary character, and that any breach of this Agreement by the Company could not be compensated for by damages. Accordingly, if the Company breaches its obligations under this Agreement, the Investors shall be entitled, in addition to any other remedies that they may have, to enforcement of this Agreement by a decree of specific performance requiring the Company to fulfill its obligations under this Agreement.

     Section 9.12. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 9.13. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

     Section 9.14. Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

     Section 9.15. Jurisdiction. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 9.02) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.


     Section 9.16. References to Other Agreements. To the extent that this Agreement refers to any other agreement, or any provision thereof, such reference shall be deemed to be to such agreement or provision in the form initially executed by the parties thereto (regardless of whether such agreement or provision is amended) unless and to the extent that (a) such amendment does not adversely affect the non-signing party or (b) the non-signing party consent in writing to such amendment; provided, however, that each party consents to the amendments (and, if applicable, restatements) of the Share Repurchase Agreement and the Stock Option Agreements that were executed as of September 19, 1997 and references in this Agreement to such documents shall be the form of such document as so amended.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the dates written above.


                                     PATINA OIL & GAS CORPORATION

                                     By: /s/  THOMAS J. EDELMAN
                                         ----------------------------------------------------
                                         Name: Thomas J. Edelman
                                         Title: Chairman and Chief Executive Officer

                                     FIRST RESERVE FUND VII, LIMITED PARTNERSHIP

                                     By: First Reserve Corporation, its General Partner

                                     By: /s/  WILLIAM E. MACAULAY
                                         ----------------------------------------------------
                                         Name: William E. Macaulay
                                         Title: President and Chief Executive Officer
With copy to:
Thomas R. Denison, Esq.              475 Steamboat Road
Gibson Dunn & Crutcher LLP           Greenwich, Connecticut 06830
1801 California Street               Phone: (203) 625-2502
Suite 4100                           Fax: (203) 661-6729
Denver, Colorado 80202
Phone: (303) 298-5734
Fax: (303) 313-2823

                                     CHASE VENTURE CAPITAL ASSOCIATES, L.P.

                                     By: Chase Capital Partners, its General Partner

                                     By: /s/  ARNOLD L. CHAVKIN
                                         ----------------------------------------------------
                                         Name: Arnold L. Chavkin
                                         Title: General Partner
With copy to:
Harvey Eisenberg, Esq.
O'Sullivan, Graev & Karabell         c/o Chase Capital Partners
30 Rockefeller Plaza, 41st Floor     380 Madison Avenue, 12th Floor
New York, New York 10112             New York, New York 10017
Phone: (212) 408-2416                Phone: (212) 622-3100
Fax: (212) 408-0646                  Fax: (212) 622-3101


                                     HIGHBRIDGE INTERNATIONAL LDC
                                     By: HIGHBRIDGE CAPITAL MANAGEMENT, INC.

                                     By: /s/  GLENN R. DUBIN
                                     ------------------------------------------------
                                     Name: Glenn R. Dubin
                                     Title: Co-Chairman
With copy to:
Ron Resnick, Esq.
c/o Highbridge Capital               c/o Highbridge Capital Management, Inc.
  Management, Inc.                   767 Fifth Avenue, 23rd Floor
767 Fifth Avenue, 23rd Floor         New York, New York 10153
New York, New York 10153             Phone: (212) 751-4510
Phone: (212) 751-4510                Fax: (212) 486-9379
Fax: (212) 759-6010

                                     BEDFORD FALLS INVESTORS, LP
                                     By: Metropolitan Capital Advisors, LP
                                     its General Partner
                                     By: Metropolitan Capital Advisors, Inc.

                                     By: /s/  JEFFREY SCHWARZ
                                         ----------------------------------------------------
                                         Jeffrey Schwarz
                                         Chief Executive Officer
                                     660 Madison Avenue, 20th Floor
                                         New York, NY 10021
                                         Phone: (212) 486-8100
                                         Fax: (212) 486-8819

                                     /s/  ANTHONY V. DUB
                                         ----------------------------------------------------
                                         Anthony V. Dub

                                     c/o Credit Suisse First Boston
                                         11 Madison Avenue
                                         New York, NY 10010
                                         Phone: (212) 325-4800
                                         Fax: (212) 325-8266

                                     /s/  ALLEN FINKELSON
                                     ----------------------------------------------------
                                     Allen Finkelson
                                     c/o Cravath, Swain & Moore
                                     Worldwide Plaza
                                     825 Eighth Avenue -- 46th Floor
                                     New York, NY 10019
                                     Phone: (212) 474-1262
                                     Fax: (212) 765-1047

                                     /s/  WILLIAM P. NICOLETTI
                                     ----------------------------------------------------
                                     William P. Nicoletti
                                     c/o Nicoletti & Company Inc.
                                     1155 Avenue of the Americas, 29th Floor
                                     New York, NY 10036
                                     Phone: (212) 819-2640
                                     Fax: (212) 391-7420

                                     /s/  IRIK P. SEVIN
                                     ----------------------------------------------------
                                     Irik P. Sevin
                                     c/o Petroleum Heat & Power Co., Inc.
                                     2187 Atlantic Street
                                     P.O. Box 1457
                                     Stamford, CT 06904
                                     Phone: (203) 325-5450
                                     Fax: (203) 328-7421

                                     /s/  PETER SEAMAN
                                     ----------------------------------------------------
                                     Peter Seaman
                                     c/o Universal Studios
                                     100 Universal City Plaza
                                     Universal Building #507
                                     Suite 3G
                                     Universal City, CA 91608

                                                                       EXHIBIT A



                      [FORM OF SHARE REPURCHASE AGREEMENT]



     This Amended and Restated Share Repurchase Agreement (this "Agreement") is dated as of July 31, 1997 and amended and restated as of September 19, 1997 by and between Snyder Oil Corporation, a Delaware corporation ("SOCO") and Patina Oil & Gas Corporation, a Delaware corporation ("Patina").


     WHEREAS, SOCO owns beneficially and of record 14,000,000 shares (the "Shares") of Common Stock of Patina ("Common Stock"), 2,000,000 of which are designated Series A Common Stock;

     WHEREAS, SOCO and Patina have entered into that certain Registration Rights Agreement dated as of May 2, 1996 (the "Registration Rights Agreement"), pursuant to which SOCO has certain rights to cause Patina, at its expense, to register the sale of Shares by SOCO under the Securities Act of 1933, as amended (the "Securities Act");


     WHEREAS, SOCO desires, subject to the terms and conditions set forth in this Agreement, to sell all but 70,000 of the Shares through a combination of:
(i) an underwritten secondary offering of a portion of the Shares by SOCO (the "Offering") and (ii) a repurchase of all but 70,000 of the Shares not sold in the Offering by Patina, which repurchase would be consummated simultaneously with the consummation of the Offering (the "Repurchase");


     WHEREAS, SOCO and Patina acknowledge that certain third parties may have an interest in pursuing an acquisition of all or a portion of the capital stock of Patina, and that it would be in the best interests of Patina and its stockholders to permit those third parties ("Prospective Purchasers") to review certain confidential information relating to Patina and its assets, liabilities and operations, provided that such Prospective Purchasers execute a confidentiality and standstill agreement mutually acceptable to SOCO and Patina;


     WHEREAS, Patina and certain investors (the "Investors") have entered into a Stock Purchase Agreement dated as of July 31, 1997 (as amended, the "Stock Purchase Agreement") pursuant to which such investors have agreed to acquire shares of 8.5% Convertible Preferred Stock (the "New Preferred Stock"), of Patina on the terms and subject to the conditions set forth therein;



     WHEREAS, SOCO has (i) granted options to the Investors (or, in certain instances, affiliates thereof) to purchase an aggregate of 2,000,000 shares of Common Stock and (ii) agreed to transfer to such optionees an aggregate of 70,000 Shares, in each case pursuant to and subject to the terms and conditions set forth in the Stock Option Agreements with such optionees (as amended, the "Stock Option Agreement");


     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Demand Registration. Pursuant to Section 2(A) of the Registration Rights Agreement, SOCO hereby requests registration of at least 5,000,000 Shares and not more than 7,500,000 Shares (in each case, before giving effect to any underwriter's overallotment option). Patina acknowledges that such request has been made in accordance with the Registration Rights Agreement and satisfied the requirements set forth in Section 2(A). Notwithstanding any provision in this Agreement to the contrary, SOCO reserves the right, in its absolute and sole discretion, to withdraw the Shares from the Offering at any time prior to the Distribution Date (as defined below) by giving notice to Patina.

     2.  Repurchase.


     (a) If the Offering is consummated, Patina hereby agrees to purchase from SOCO, and SOCO agrees to sell to Patina, all the Shares owned by SOCO at the time of the consummation of the Offering (the "Closing") except for (i) those Shares that are sold by SOCO to the underwriters at the Closing and (ii) the 70,000 Shares that SOCO is required to transfer to the Investors pursuant to the Stock Option Agreement (as amended) with such Investors.

     (b) (Section 2(b) has been left blank intentionally)


     (c) Any Shares required to be repurchased by Patina pursuant to this
Section 2 shall be repurchased for a purchase price equal to the public offering price in the Offering less underwriters' discounts and commissions, in each case as shown on the cover page of the final prospectus for the Offering, but without any deduction for expenses (the "Net Offering Price").

     (d) Notwithstanding the foregoing, upon the occurrence of a First Reserve Funding Delay, then Patina shall not be required to purchase a number of Shares equal to the First Reserve Shares until the "Fund VII Amount" (as defined in the Stock Purchase Agreement) is funded by First Reserve Fund VII, Limited Partnership ("First Reserve") and Patina shall pay as additional consideration for the First Reserve Shares interest on the Fund VII Amount based upon the Applicable Rate, with interest accruing from the Closing Date until the receipt by SOCO of the Fund VII Amount.

          (i) The term "Applicable Rate" shall mean an interest rate per annum equal to (A) 1% plus (B) an interest rate per annum shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank deposits with a period equal to one month as shown under the heading "USD", as of 11:00 A.M. (London time) on the day of the Closing; provided that the applicable rate determined pursuant to this definition shall be rounded to the nearest whole multiple of 1/16 of 1% per annum, if such rate is not such a multiple.

          (ii) A "First Reserve Funding Delay" shall occur if First Reserve shall not have delivered funds to Patina at the Closing but instead shall have delivered to Patina an irrevocable, unconditional commitment to fund the Fund VII Amount within ten business days after delivery of the Notice of Issuance in accordance with the Stock Purchase Agreement.

          (iii) The term "First Reserve Shares" shall mean the maximum number of whole shares of Common Stock that can be purchased with the First Reserve Amount at a purchase price equal to the Net Offering Price.

          (iv) The term "Notice of Issuance" shall have the meaning set forth in the Stock Purchase Agreement.

     (e) If and to the extent that the underwriters in the Offering do not exercise any overallotment option (the "Overallotment Option") granted to them by SOCO in such a manner that such exercise can be consummated at the Closing, then Patina agrees to repurchase any Shares that remain subject to the Overallotment Option, but Patina shall acquire such Shares subject to such Overallotment Option.

     (f) Patina represents and warrants that it has sufficient surplus under the Delaware General Corporation Law in order to effect the Repurchase and agrees that it will not take any action that would cause it to cease to have sufficient surplus for such purpose.

     3.  Conditions to the Obligations of the Parties.

     (a) The obligations of both parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

          (i) The registration statement in connection with the Offering shall have become effective under the Securities Act, and no stop order shall have been issued in connection therewith; and

          (ii) Patina shall have received sufficient funds from the sale by Patina of capital stock and/or borrowings under Patina's existing credit facility to pay the full purchase price under the Repurchase; provided, however, that the occurrence of a First Reserve Funding Delay shall be deemed receipt of the Fund VII Amount for purposes of this clause (ii).

     (b) In addition to the conditions set forth in Section 3(a), the obligations of SOCO to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

          (i) The representations and warranties of Patina contained herein shall be made again as of the Closing, and such representations and warranties shall be true and correct in all material respects as of the date hereof and the Closing, and Patina shall have provided SOCO with an officer's certificate to such effect;

          (ii) Patina shall have materially complied with its covenants to be complied with under this Agreement and the Registration Rights Agreement prior to the Closing, and Patina shall have provided SOCO with an officer's certificate to such effect;

          (iii) The Net Offering Price in the Offering shall not be less than $7.0875 per Share;


          (iv) The Offering shall have been consummated with respect to at least 5 million Shares on or prior to the earlier of (A) the termination of the Offering Period (as defined below) and (B) 90 days after July 31, 1997;


          (v) Documents in form reasonably acceptable to SOCO terminating the Business Opportunity Agreement (the "Business Opportunity Agreement") and the Corporate Services Agreement (the "Corporate Services Agreement"), each of which is between SOCO and Patina and each of which is dated as of May 2, 1996, shall have been executed and delivered by Patina, effective as of the Closing; and

          (vi) A Transition Agreement in such form as shall be mutually agreeable to SOCO and Patina in their reasonable judgment shall have been executed by Patina (the "Transition Agreement"), effective as of the Closing.

     (c) In addition to the conditions set forth in Section 3(a), the obligations of Patina to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

          (i) SOCO shall have complied with its covenants to be complied with under this Agreement and the Registration Rights Agreement prior to the Closing, and SOCO shall have provided Patina with an officer's certificate to such effect;

          (ii) John C. Snyder and William J. Johnson shall have tendered their resignations as directors of Patina, effective as of the Closing;

          (iii) Documents in form reasonably acceptable to Patina terminating the Business Opportunity Agreement and the Corporate Services Agreement shall have been executed and delivered by SOCO, effective as of the Closing; and

          (iv) The Transition Agreement shall have been executed and delivered by SOCO, effective as of the Closing.

        4.  Expenses.

     (a) The following terms shall have the following respective definitions:

          (i) "Sale Transaction" shall mean an acquisition (by tender offer, exchange offer, merger, consolidation, share exchange or otherwise) by a third party of Patina (or its shares or assets) in which such third party acquires, directly or indirectly, at least a majority of the combined voting power of the outstanding capital stock of Patina.

          (ii) "Company Sale Transaction" shall mean a Sale Transaction that is
     (A) approved by the Independent Committee (as defined in the Confidentiality and Standstill Agreement described below) or (B) in which the holders of a majority of the Common Stock (excluding any shares beneficially owned by SOCO or any subsidiary thereof) sell or otherwise transfer their shares pursuant to such Sale Transaction.

          (iii) "SOCO Sale Transaction" shall mean a Sale Transaction other than a Company Sale Transaction.


          (iv) "Applicable Period" shall mean the period beginning on July 31, 1997 and ending 12 months following any termination of this Agreement or withdrawal of shares from the Offering (whichever is earlier); provided, however, that with respect to any Sale Transaction involving an acquiror that does not visit Patina's data room after July 1, 1997 and prior to the Distribution Date, the term Applicable Period shall mean the period beginning on July 31, 1997 and ending six months following any termination of this Agreement or withdrawal of shares from the Offering (whichever is earlier).


     (b) If (i) the Offering is not consummated for any reason and (ii) a SOCO Sale Transaction is consummated prior to the end of the Applicable Period, then SOCO shall pay Patina a non-accountable expense reimbursement of $2 million.

     (c) If (i) the Offering is not consummated for any reason and (ii) a Company Sale Transaction is consummated prior to the end of the Applicable Period, then SOCO shall not be obligated to pay any of Patina's costs or expenses and Patina shall be solely responsible therefor.

     (d) If (i) the Offering is not consummated for any reason and (ii) neither a SOCO Sale Transaction nor a Company Sale Transaction is consummated prior to the end of the Applicable Period, then SOCO shall pay Patina a non-accountable expense reimbursement of $500,000; provided, however, that no such reimbursement shall be required if any of the conditions set forth in Section 3(b)(i) or 3(b)(ii) shall not have been satisfied.

     (e) If the Offering and Repurchase are consummated, then SOCO shall not be obligated to pay any of Patina's costs or expenses and Patina shall be solely responsible therefor.

     (f) Except as otherwise expressly provided in this Agreement or the Registration Rights Agreement, each party shall be responsible for its expenses in connection with the transactions contemplated by this Agreement.

     5.  Taking of Necessary Action; Cooperation and Exchange of Information.

     (a) Each of the parties hereto agrees to use all reasonable efforts promptly to take or cause all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, SOCO agrees to vote in favor of any matter submitted to Patina's stockholders by Patina that is required by law or applicable securities exchange regulation to be approved by Patina's stockholders in order to consummate the transactions contemplated by the Stock Purchase Agreement. Notwithstanding the foregoing provisions of this paragraph
(a), SOCO's obligations under this paragraph (a) shall be subject to the provisions of the final sentence of Section 1 hereof and the parties acknowledge that SOCO may continue to pursue the sale of all or part of its Shares to one or more Prospective Purchasers.

     (b) Patina agrees that it will not issue directly or indirectly any equity securities of Patina or any subsidiary of Patina or any securities exercisable for or convertible into any such equity securities, or agree to do so, unless the consummation of the issuance thereof is conditioned upon the occurrence of the sale by SOCO of all shares of Common Stock held by SOCO prior to or simultaneously with such issuance. Patina will promptly provide SOCO with true and complete copies of any agreements entered into by Patina in connection with the foregoing, and shall not amend or waive any covenant or condition contained in any such agreement in a manner that is inconsistent with the provisions of this paragraph (b). Notwithstanding the foregoing, Patina may issue equity securities as consideration in acquisition transactions so long as the aggregate fair market value of any equity securities so issued does not exceed $10 million. For purposes of this paragraph (b), the fair market value of Common Stock shall be the closing price on the New York Stock Exchange on the trading day immediately preceding the consummation of the applicable acquisition transaction and for any other equity security shall be determined by in good faith by the Board of Directors of Patina.

     (c) Patina and SOCO agree to (and to use all reasonable efforts to cause their respective officers, directors, employees, underwriters and advisors to) cooperate with each other in connection with the Offering, the Repurchase and the investigation of Patina by Prospective Purchasers, and to promptly disclose to each other any material developments in connection with such activities. Patina agrees that it will conduct its business in the ordinary course of business, consistent with past practice. Except in the ordinary course of business, neither Patina nor any of its officers, directors, employees, underwriters or advisors will contact any of the Prospective Purchasers without reasonable advance notice to SOCO. Furthermore, Patina agrees that neither it nor any of its officers, directors, employees, underwriters or advisors will enter into any material acquisition transaction or discuss any such transaction with any Prospective Purchaser or any other third party, without reasonable advance notice to SOCO.

     (d) Patina hereby represents and covenants to SOCO that any proxy statement distributed by Patina to its stockholders in connection with the transactions contemplated hereby and any related proxy soliciting material (and any amendments or supplements thereto), on the date filed with the Securities and Exchange Commission on the date mailed to Patina's stockholders, and on the date of any related stockholder meeting, will comply in all material respects with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or covenant is given in this paragraph (d) with respect to information furnished in writing by SOCO for use by Patina in any such proxy statement or proxy soliciting materials.

     6.  Confidentiality and Standstill Agreement.

     (a) SOCO hereby agrees that prior to any Prospective Purchaser's being given access to any confidential information regarding Patina or its assets, liabilities or operations, such Prospective Purchaser must execute a Confidentiality and Standstill Agreement substantially in the form attached hereto as Appendix I, and Patina agrees that any significant, substantive modifications to the form of any such agreement will be submitted to SOCO for its approval prior to the execution thereof by a Prospective Purchaser. For purposes of this Agreement, a change to the Confidentiality and Standstill Agreement that adversely affects SOCO's rights shall be deemed, without limitation, a "significant, substantive modification." Furthermore, Patina will not enter into an amendment to any such agreement without the prior consent of SOCO.

     (b) SOCO agrees it will not take any action one of the intended consequences of which is to permit any Prospective Purchaser to enjoy a right denied to such Prospective Purchaser in its Confidentiality and Standstill Agreement or avoid an obligation or restriction set forth in such agreement.

     (c) SOCO hereby agrees that for a 30-day period (the "Offering Period") commencing on the date that a preliminary prospectus relating to the Offering is broadly distributed to prospective offerees in the Offering (the "Distribution Date"), SOCO and its affiliates will (i) cease all discussions and contacts with any Prospective Purchasers (regardless of whether previously contacted by SOCO) with respect to the acquisition of securities or assets of Patina, (ii) not take any action with respect to, or in pursuit of, the acquisition of securities or assets of Patina by any third party, and (iii) not resume any such activities prior to the end of the Offering Period. Patina will give SOCO at least seven calendar days' notice of the expected Distribution Date (which will not be prior to the date that is 45 days after the date hereof) and in no event shall the restrictions set forth in this paragraph commence until seven days after the most recent such notice to SOCO by Patina.

     7. Amendments. This Agreement may be amended or modified upon the written consent thereto of Patina and SOCO.

     8. Termination. This Agreement may be terminated upon by SOCO upon the failure of any condition set forth in Section 3(a) or 3(b) upon five business days notice to Patina. This Agreement may be terminated upon by Patina upon the failure of any condition set forth in Section 3(a) or 3(c) upon five business days notice to SOCO.

     9. Assignments. This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto.

     10. Entire Agreement; Governing Law. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and all prior or contemporaneous written or oral agreements are merged herein. This Agreement shall be governed by the laws of the State of Delaware.

     11. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered personally or mailed, postage prepaid, or by telegram or telecopier, as follows:

     If to SOCO:

     Snyder Oil Corporation
     777 Main Street, Suite 2500
     Fort Worth, Texas 76012
     Phone: (817) 882-5905
     Telecopy No.: (817) 882-5982
     Attention: General Counsel

     With a copy to:

     Vinson & Elkins L.L.P.
     2300 First City Tower
     1001 Fannin
     Houston, Texas 77002
     Phone: (713) 758-2346
     Telecopy No.: (713) 758-2346
     Attention: J. Mark Metts, Esq.

     If to Patina:

     Patina Oil & Gas Corporation
     1625 Broadway
     Denver, Colorado 80202
     Attention: General Counsel
     Phone: (303) 389-3600
     Telecopy No.: (303) 595-7407

     With copies to:

     Thomas J. Edelman
     Chairman of Patina Oil & Gas Corporation
     667 Madison Avenue, 22nd Floor
     New York, New York 10021
     Phone: (212) 371-1117
     Telecopy No.: (212) 888-6877

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017
     Phone: (212) 455-2000
     Telecopy No.: (212) 455-2502
     Attention: Robert L. Friedman, Esq.

Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     12. Counterparts. This Agreement may be executed in multiple counterparts, each of which taken together shall constitute one and the same instrument.

     13. References to Other Agreements. To the extent that this Agreement refers to any other agreement, or any provision thereof, such reference shall be deemed to be to such agreement or provision in the form initially executed by the parties thereto (regardless of whether such agreement or provision is amended) unless and to the extent that (a) such amendment does not adversely affect the non-signing party or (b) the non-signing party consents in writing to such amendment; provided, however, that each party hereby consents to the amendments (and, if applicable, restatements) of the Stock Option Agreements and the Stock Purchase Agreement that were executed as of September 19, 1997 and references in this Agreement to such documents shall be in the form of such document as so amended.

     IN WITNESS WHEREOF, SOCO and Patina have caused this Agreement to be signed by their respective officers thereunto duly authorized.

                                          SNYDER OIL CORPORATION

                                          By: /s/   PETER E. LORENZEN

                                            ------------------------------------
                                            Name: Peter E. Lorenzen
                                            Title: Vice President

                                          PATINA OIL & GAS CORPORATION

                                          By: /s/   THOMAS J. EDELMAN

                                            ------------------------------------
                                            Name: Thomas J. Edelman
                                            Title: Chairman

                                                                       EXHIBIT B



                         [FORM OF SOCO OPTION AGREEMENT]

                                                                       EXHIBIT C



                               NOTICE OF ISSUANCE


            Patina Oil & Gas Corporation (the "Company") hereby provides notice to the investors (the "Investors") that it will sell ______ shares of 8.5% Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), for an aggregate purchase price of $_________ to the Investors on _______ __, 1997 (the "Sale Date") in accordance with the terms of Section 2.01 of the Stock Purchase Agreement dated as of July 31, 1997, between the Investors and the Company (the "Preferred Stock Purchase Agreement"). Unless otherwise specified, terms capitalized but not defined herein will have the same meanings ascribed to them in the Preferred Stock Purchase Agreement.

            Certificates for the shares of Preferred Stock shall be delivered to you at ___________ in the names and denominations specified to us by you in writing not later than _________ __, 1997 [2 business days prior to the sale] against delivery to the Company of the aggregate purchase price specified above in immediately available funds by wire transfer to the Company's account at
____________.


            IN WITNESS WHEREOF, the Company has caused this Notice to be duly executed and delivered as of____________ __, 1997.


                                        PATINA OIL & GAS CORPORATION



                                        By:_______________
                                        Name:
                                        Title:

                                                                       EXHIBIT D






                          PATINA OIL & GAS CORPORATION

                           CERTIFICATE OF DESIGNATION
                                       OF
                  8.5% CONVERTIBLE PAY-IN-KIND PREFERRED STOCK


            Pursuant to Section 151 of the Delaware General Corporation Law, Patina Oil & Gas Corporation, a Delaware corporation (the "Corporation"), hereby certifies that the following resolutions were duly adopted by its Board of Directors on July 31, 1997 to set forth the powers, designations, preferences and relative, participating, optional or other rights of its 8.5% Convertible Pay-In-Kind Preferred Stock;

            RESOLVED, that, pursuant to the authority granted to the Board of Directors in the Certificate of Incorporation, there is hereby created, and the Corporation is hereby authorized to issue, a series of Preferred Stock (as defined in the Certificate of Incorporation) having the following powers, designations, preferences and rights:

            I. Designation of Series and Number of Shares. The series of the Preferred Stock shall be designated 8.5% Convertible Pay-In-Kind Preferred Stock (the "Convertible PIK Preferred Stock") and shall consist of 2,600,000 shares, plus up to 500,000 additional shares of Convertible PIK Preferred Stock to be issued as dividends on the Convertible PIK Preferred Stock pursuant to Section III hereof. The initial liquidation preference of the Convertible PIK Preferred Stock shall be $25 per share (the "Liquidation Value").

            II. Rank. All shares of Convertible PIK Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Common Stock, par value $.01 per share ("Common Stock"), and to all of the Corporation's hereafter issued capital stock which by its terms ranks junior to the Convertible PIK Preferred Stock both as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, when and if issued (the Common Stock and any such other capital stock being herein referred to as "Junior Stock"). The Convertible PIK Preferred Stock shall, with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, rank on a parity with the Corporation's outstanding 7.125% Convertible Preferred Stock.

            III. Dividends. The holders of Convertible PIK Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at an annual rate of $2.125 per share. Such dividends shall be cumulative and shall accrue and be payable in equal quarterly payments of $0.53125 per share on March 31, June 30, September 30 and December 31 of each year (each of such dates being a "Dividend Payment Date") (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), to holders of record at the close of business on the date specified by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) at the time such dividend is declared, in preference to dividends on the Junior Stock, commencing on the Dividend Payment Date next succeeding the issuance date of the Convertible PIK Preferred Stock (the "Issue Date"). Any such dividend record date shall be not less than ten days and not more than sixty days prior to the relevant Dividend Payment Date. Dividend payments with respect to shares of Convertible PIK Preferred Stock in respect of each quarterly dividend period ending on or prior to the second anniversary of the Issue Date (or portion of such quarterly dividend period in the case of the dividend period in which the second anniversary of the Issue Date occurs) relating to such shares shall be made in additional shares of Convertible PIK Preferred Stock. On and after the second anniversary of the Issue Date relating to shares of Convertible PIK Preferred Stock, dividends on such Convertible PIK Preferred Stock shall be paid only in cash. Dividend payments made in shares of Convertible PIK Preferred Stock shall be made by issuing shares (or fractions thereof) with an aggregate Liquidation Value equal to the amount of such dividends. All dividends paid with respect to shares of Convertible PIK Preferred Stock pursuant to this Section III shall be paid pro rata to the holders entitled thereto. All shares of Convertible PIK Preferred Stock issued as a dividend will thereupon be duly authorized, validly issued, fully paid and nonassessable.

            Holders of Convertible PIK Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends provided for herein. Dividend payments which are in arrears shall bear interest at an annual rate of 8.5%, compounded quarterly from the date of the related Dividend Payment Date to the date such dividend is paid. Dividends payable on the Convertible PIK Preferred Stock for the first quarterly dividend period following the Issue Date (or any other dividend payable for a period less than a full quarterly period) shall be computed on the basis of a 360-day year of twelve 30-day months. In the case of shares of Convertible PIK Preferred Stock issued on the Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Convertible PIK Preferred Stock issued as a dividend on shares of Convertible PIK Preferred Stock, dividends shall accrue and be cumulative from the Dividend Payment Date in respect of which such shares were issued as a dividend.

            Each fractional share of Convertible PIK Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Convertible PIK Preferred Stock pursuant to this Section III, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in this Section III with respect to dividends on each outstanding share of Convertible PIK Preferred Stock. Each fractional share of Convertible PIK Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Convertible PIK Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Convertible PIK Preferred Stock.

            For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York and the term "business day" shall mean any day other than a Saturday, Sunday or legal holiday. No dividend record date shall be the same as a date set for the redemption of any shares of Convertible PIK Preferred Stock under Section V. If a dividend record date fixed by the Board of Directors is prior to a redemption date then or theretofore set under Section V, it shall be at least six business days prior to such redemption date. Nothing contained herein shall limit the Board of Directors' discretion to establish a dividend record date that is subsequent to a redemption date then or theretofore established, without regard to the effect of such record date on the dividend rights of holders of Convertible PIK Preferred Stock who elect to convert under
Section VI prior to the redemption date. Holders of shares of Convertible PIK Preferred Stock that are redeemed under Section V on a redemption date that falls between the record date and the payment date for a dividend shall be entitled to receive the dividend, except to the extent the price paid upon redemption reflects such dividend as an accrued dividend as provided in Section
V. Subject to the next paragraph of this Section III, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any Dividend Payment Date.

            No dividend or other distributions, other than dividends payable solely in shares of Junior Stock, shall be declared, paid or set apart for payment on shares of Junior Stock or any other capital stock of the Corporation which by its terms ranks junior as to dividends to the Convertible PIK Preferred Stock (the Junior Stock and any such other class or series of the Corporation's capital stock being herein referred to as "Junior Dividend Stock"), unless and until all accrued and unpaid dividends on the Convertible PIK Preferred Stock for all Dividend Payment Dates occurring on or before the payment date of such dividends or other distributions on Junior Dividend Stock shall have been paid or declared and set apart for payment.

            No payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Dividend Stock or any class or series of the Corporation's capital stock which by its terms ranks junior to the Convertible PIK Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (the Junior Stock and any class or series of the Corporation's capital stock which by its terms rank junior to the Convertible PIK Preferred Stock as to such distributions being herein referred to as "Junior Liquidation Stock"), shall be made unless and until accrued and unpaid dividends on the Convertible PIK Preferred Stock for all Dividend Payment Dates occurring on or before such payment for such Junior Dividend Stock or Junior Liquidation Stock shall have been paid or declared and set apart for payment.

            No full dividends shall be declared, paid or set apart for payment on shares of any class or series of the Corporation's capital stock whether existing or hereafter issued and which by its terms ranks, as to dividends, on a parity with the Convertible PIK Preferred Stock, including the Corporation's 7.125% Convertible Preferred Stock (any such class or series of the Corporation's capital stock being herein referred to as "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible PIK Preferred Stock for all Dividend Payment Dates occurring on or before the payment date of such dividends on Parity Dividend Stock. No dividends shall be paid on Parity Dividend Stock except on dates on which dividends are paid on the Convertible PIK Preferred Stock. All dividends paid or declared and set apart for payment on the Convertible PIK Preferred Stock and any Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividend paid or declared and set apart for payment per share on the Convertible PIK Preferred Stock and the Parity Dividend Stock on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the Convertible PIK Preferred Stock and the Parity Dividend Stock bear to each other.

            No payment on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or any class or series of the Corporation's capital stock which by its terms ranks on a parity with the Convertible PIK Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the Corporation's 7.125% Convertible Preferred Stock (any such class or series of the Corporation's capital stock being herein referred to as "Parity Liquidation Stock"), shall be made, and, other than dividends to the extent permitted by the preceding paragraph, no distributions shall be declared, paid or set apart for payment on shares of Parity Dividend Stock or Parity Liquidation Stock, unless all accrued and unpaid dividends on the Convertible PIK Preferred Stock for all Dividend Payment Dates occurring on or before such payment for, or the payment date of such distributions on, such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment.

            Any reference to "distribution" contained in this Section III shall not be deemed, except as expressly stated, to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

            IV. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Convertible PIK Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $25.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of shares of Junior Liquidation Stock. The entire assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Convertible PIK Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of the Convertible PIK Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. The voluntary sale, lease, exchange or transfer of all or substantially all of the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

            V. Redemption at Option of the Corporation. Convertible PIK Preferred Stock may not be redeemed by the Corporation prior to September 30, 2000. Subject to the foregoing, Convertible PIK Preferred Stock may be redeemed by the Corporation, at its option on any date set by the Board of Directors, in whole or in part at any time, subject to the limitations, if any, imposed by applicable law, for an amount in cash equal to the following redemption prices per share if redeemed during the 12-month period beginning on September 30 of any year indicated below:

            Year                                    Redemption Price
            ----                                        Per Share
                                                        ---------
            2000...........................................$ 26.50
            2001...........................................$ 26.00
            2002...........................................$ 25.50
            2003 and thereafter............................$ 25.00

plus, in each case, an amount in cash equal to all per share dividends on the Convertible PIK Preferred Stock accrued and unpaid thereon, whether or not declared, through the date prior to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price."

            No redemption date shall be the same as a dividend record date fixed under Section III. If a redemption date established by the Board of Directors is after a dividend record date then or theretofore fixed under Section III, it shall be at least six business days after such dividend record date. Nothing contained herein shall limit the Board of Directors' discretion to establish a redemption date that is prior to a dividend record date then or theretofore fixed, without regard to the effect of such redemption date on the dividend rights of holders of Convertible PIK Preferred Stock who elect to convert under
Section VI prior to the redemption date.

            In the case of the redemption of less than all of the then outstanding Convertible PIK Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine to be fair, the shares to be redeemed, or shall affect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible PIK Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible PIK Preferred Stock then outstanding shall have been paid in full for all past dividend periods.

            Not more than ninety nor less than thirty days prior to the date fixed for redemption by the Board of Directors, notice thereof by first class mail, postage prepaid, shall be given to the holders of record of the shares of Convertible PIK Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice of redemption shall specify, the shares being redeemed, the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Convertible PIK Preferred Stock, that on and after the date fixed for redemption dividends will cease to accrue on such shares, the conversion price pursuant to
Section VI and that the right of holders to convert shares of Convertible PIK Preferred Stock shall terminate at the close of business on the fifth business day prior to the date fixed for redemption (unless the Corporation defaults in the payment of the Redemption Price).

            If and only if there are more than ten holders of Convertible PIK Preferred Stock, any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Convertible PIK Preferred Stock receives such notice. If there are less than ten holders of Convertible PIK Preferred Stock, notice shall be effective if given in accordance with Section 9.02 of the Stock Purchase Agreement pursuant to which the Convertible PIK Preferred Stock is issued. Failure to give such notice by mail or any defect in such notice to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible PIK Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares.

            Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been deposited with a bank or trust company with irrevocable instructions and authority to pay the Redemption Price to the holders of the Convertible PIK Preferred Stock, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Convertible PIK Preferred Stock which were to be redeemed, then the certificates evidencing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the right of holders of shares of Convertible PIK Preferred Stock thereafter shall continue to be only those of a holder of shares of the Convertible PIK Preferred Stock.

            The shares of Convertible PIK Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

            VI. Conversion Provisions.

            (a) Right of Conversion. Each full or fractional share of Convertible PIK Preferred Stock shall be convertible at the option of the holder thereof, at any time from the issue date until the close of business on the fifth business day prior to any date fixed for redemption of such share as herein provided, into fully paid and nonassessable shares of Common Stock, at a rate per full share of Convertible PIK Preferred Stock equal to the aggregate Liquidation Value of the Convertible PIK Preferred Stock to be converted divided by a conversion price which shall initially be $_______ (the "Conversion Price") [amount to be the lesser of (i) if the public offering price is less than $9.125
(A) 110% of the public offering price for the secondary stock offering or (B) $8.80 per share and (ii) if the public offering price is $9.125 or higher, $9.50].

            (b) Conversion Procedures. Any holder of shares of Convertible PIK Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Convertible PIK Preferred Stock at the office of the transfer agent for the Convertible PIK Preferred Stock which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects to convert such shares of Convertible PIK Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

            Except as otherwise described in this paragraph, no payments or adjustments in respect of dividends on shares of Convertible PIK Preferred Stock surrendered for conversion, whether paid or unpaid and whether or not in arrears, or on account of any dividend on the Common Stock issued upon conversion shall be made by the Corporation upon the conversion of any shares of Convertible PIK Preferred Stock. The holder of record of shares of Convertible PIK Preferred Stock on a dividend record date who surrenders such shares for conversion during the period between such dividend record date and the corresponding dividend payment date will be entitled to receive the dividend on such dividend payment date.

            The Corporation shall, as soon as practicable after such surrender of certificates evidencing shares of Convertible PIK Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Convertible PIK Preferred Stock were so surrendered, or to the nominee of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible PIK Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Convertible PIK Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

            (c) Adjustment of Conversion Price. The Conversion Price at which a share of Convertible PIK Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

            (i) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class or series of capital stock of the Corporation which dividend or distribution includes or is convertible into Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting or included in such dividend or other distribution (or in the case of a dividend consisting of securities convertible into Common Stock, the number of shares of Common Stock into which such securities are convertible), such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

            (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue (a) Common Stock (excluding any restricted stock issued to management of the Company and approved by the Board), (b) rights or warrants (excluding incentive stock options approved by the Board) entitling the holders thereof to subscribe for or purchase shares of Common Stock or (c) any security convertible into Common Stock at a price per share less than the current market price per share (determined as provided in subparagraph (vi) of this Section VI(c)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, exercise, conversion or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In case any rights, warrants or convertible securities referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the same shall have been distributed or issued by the Corporation, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

            (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

            (iv) Subject to the last sentence of this subparagraph (iv), in case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights, warrants or convertible securities referred to in subparagraph (ii) of this Section VI(c), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in subparagraph (i) of this Section VI(c)), the Conversion Price in effect on the day following the date fixed for the payment of such distribution (the date fixed for payment being referred to as the "Reference Date") shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vi) of this Section VI(c)) of the Common Stock on the Reference Date less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) on the Reference Date of the portion of the evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date. If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share of Common Stock pursuant to subparagraph (vi) of this Section VI(c). For purposes of this subparagraph (iv), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed to be
      (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (making any conversion price reduction required by this subparagraph (iv)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further Conversion Price reduction required by subparagraph
      (i) or (ii) of this Section VI(c)), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution," "the date fixed for the determination of stockholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraphs (i) and (ii) of this Section VI(c) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section VI(c)).

            (v) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding (A) cash that is part of a distribution referred to in (iv) above and (B) in the case of any quarterly cash dividend on the Common Stock, the portion thereof that does not exceed the per share amount of the next preceding quarterly cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in subparagraphs (i), (ii), (iii),
      (iv) and (v) of this Section VI(c)), or all of such quarterly cash dividend if the amount thereof per share of Common Stock multiplied by four does not exceed 5% of the current market price per share (determined as provided in paragraph (vi) of this Section VI(c)) of the Common Stock on the Trading Day (as defined in Section VI(h)) next preceding the date of declaration of such dividend), the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for the payment of such distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph
      (vi) of this Section VI(c)) of the Common Stock on the date fixed for the payment of such distribution less the amount of cash so distributed and not excluded as provided above applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

            (vi) For the purpose of any computation under subparagraph (ii),
      (iv) or (v) of this Section VI(c), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices (as defined in Section VI(h)) for the five consecutive Trading Days ending with and including the date in question; provided, however, that (1) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to subparagraph
      (i), (ii), (iii), (iv) or (v) above ("Other Event") occurs after the fifth Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such Other

      Event, (2) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for any Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (3) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (1) and (2) of this proviso to have an "ex" date occurring prior to the "ex" date for the other event, and (4) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (2) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of
      Section VI(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock. For purposes of this paragraph, the term "ex" date, (x) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution and (y) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

            (vii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this subparagraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment or in any conversion pursuant to this Section VI.

            (viii) Whenever the Conversion Price is adjusted as herein provided:

                  (1) the Corporation shall compute the adjusted Conversion
            Price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Convertible PIK Preferred Stock; and

                  (2) as soon as practicable after the adjustment, the
            Corporation shall mail to all record holders of Convertible PIK Preferred Stock at their last address as they shall appear upon the stock transfer books of the Corporation a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

            (ix) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Convertible PIK Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

            (d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible PIK Preferred Stock. If more than one certificate evidencing shares of Convertible PIK Preferred Stock shall be surrendered for conversion at such time by the holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible PIK Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Convertible PIK Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the fraction of the Closing Price of the Common Stock on the day of conversion or, if the day of conversion is not a Trading Day, on the next preceding Trading Day.

            (e) Reclassification Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property (including without limitation any capitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any share exchange), then lawful provisions shall be made as part of the terms of such transaction whereby the holder of each share of Convertible PIK Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such share of Convertible PIK Preferred Stock might have been converted immediately prior to such transaction. The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such shares or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituting document to establish such right. Adjustments for events subsequent to the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for herein. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the holder of Convertible PIK Preferred Stock shall thereafter continue to be applicable, and any such resulting or surviving corporation shall expressly assume the obligation to pay dividends and deliver, upon conversion, such shares of common stock, other securities, or cash as set forth herein. The above provisions shall similarly apply to successive transactions of the foregoing type.

            (f) Reservation of Shares, Etc. The Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible PIK Preferred Stock, such number of shares of its Common

Stock as shall from time to time be sufficient to effect the conversion of all shares of Convertible PIK Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, in good faith and as expeditiously as possible endeavor to cause the authorized number of shares of Common Stock to be increased if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Convertible PIK Preferred Stock.

            If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible PIK Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible PIK Preferred Stock, for so long as the Common Stock continues to be so listed.

            (g) Prior Notice of Certain Events. In case:

            (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of Common Stock;

            (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants;

            (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or merger of all or substantially all of the assets of the Corporation or of any share exchange whereby the Common Stock is converted into other securities, cash or other property;

            (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

            (v) of any other event which would require an adjustment to the Conversion Price under subparagraph VI(c);

then the Corporation shall cause to be filed with the transfer agent for the Convertible PIK Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible PIK Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, or grant of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, repurchase, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation, winding up or other event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation, winding up or other event (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

            (h) Definitions. The following definitions shall apply to terms used in this Section VI:

            (i) "Closing Price" of any common stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the common stock in each case on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

            (ii) "Trading Day" shall mean a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

            VII. Voting Rights. (a) General. The holders of shares of Convertible PIK Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of shares of Convertible PIK Preferred Stock shall be entitled to a number of votes which is equal to the whole number of shares of Common Stock that could be obtained upon conversion of one share of Convertible PIK Preferred Stock at the then applicable Conversion Price. Any shares of Convertible PIK Preferred Stock owned, directly or indirectly, by any entity of which the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors, shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

            (b) Designated Director Voting Rights. On the Issue Date, in addition to any other rights to elect directors which the holders of Convertible PIK Preferred Stock may have, the two holders with the greatest number of shares held of record of Convertible PIK Preferred Stock shall have the right to each elect a director of the Corporation to fill the vacancies that occur at such date who shall continue to serve during the period in which any shares of Convertible PIK Preferred Stock remain outstanding. If there is only one holder of outstanding Convertible PIK Preferred Stock, such holder shall elect both directors. The right of the holders of shares of Convertible Preferred Stock to vote for and elect such two additional directors shall terminate when all outstanding shares of Convertible PIK Preferred Stock shall have been redeemed or otherwise retired. The term of office of all directors so elected shall terminate as provided in the Corporation's by-laws.

            The foregoing right of the holders of shares of Convertible Preferred Stock with respect to the election of two directors may be exercised initially at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose, or by the written consent of the holders of Convertible PIK Preferred Stock without a meeting pursuant to Section 228 of the Delaware General Corporation Law and thereafter at such annual meeting or by written consent. The president of the Corporation shall within twenty days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of Convertible PIK Preferred Stock, call a special meeting of the holders of Convertible PIK Preferred Stock to be held within sixty days after the delivery of such request for the purpose of electing such additional directors.

            The holders of shares of Convertible PIK Preferred Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders shall have elected pursuant to this
Section VII(b). In case of a vacancy occurring in the office of any director so elected pursuant to this Section VII(b), the holder of Convertible PIK Preferred Stock referred to above who elected the director which created such vacancy may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director.

            (c) Default Voting Rights. Whenever dividends on the Convertible PIK Preferred Stock or any other class or series of Preferred Stock shall be in arrears in an aggregate amount equal to at least four quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided and (ii) in addition to any other rights to elect directors which the holders of Convertible PIK Preferred Stock may have, the holders of shares of Convertible PIK Preferred Stock (voting separately as a class with all other affected classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall have the exclusive right to vote for and elect such two additional directors of the Corporation who shall continue to serve during the period such dividends remain in arrears. The right of the holders of shares of Convertible PIK Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Convertible PIK Preferred Stock and all other affected classes or series of Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of shares of Convertible PIK Preferred Stock and such Preferred Stock to vote for such two additional directors, and the number of directors of the Board of Directors of the Corporation shall immediately thereafter be reduced by two.

            The foregoing right of the holders of shares of Convertible PIK Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of shares of Convertible PIK Preferred Stock more than ninety days preceding the date established for the next annual meeting of stockholders, the president of the Corporation shall within ten days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of Convertible PIK Preferred Stock, call a special meeting of the holders of Convertible PIK Preferred Stock to be held within forty-five days after the delivery of such request for the purpose of electing such additional directors.

            The holders of shares of Convertible PIK Preferred Stock and any Preferred Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders shall have elected pursuant to this Section VII(c).

            (d) Class Voting. So long as any shares of the Corporation's Convertible PIK Preferred Stock are outstanding the Corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of all outstanding shares of the Corporation's Convertible PIK Preferred Stock, voting or consenting separately as a class without regard to series:

            (i) create any class of stock convertible into Common Stock that by its terms ranks prior to any outstanding Convertible PIK Preferred Stock of the Corporation as to dividends or upon liquidation or increase the authorized number of shares of any such class;

            (ii) alter or change any of the provisions of the Corporation's Certificate of Incorporation so as adversely to affect the relative rights and preferences of any outstanding Convertible PIK Preferred Stock of the Corporation (including, without limitation an increase in the size of the Board); provided, however that the creation, amendment or reclassification of any class of stock, that by its terms ranks junior to shares of Convertible PIK Preferred Stock of the Corporation as to dividends or upon liquidation or an increase in the authorized number of shares of any such class shall not give rise to any such voting right; or

            (iii) increase the authorized number of shares of the Corporation's Preferred Stock.

            VIII. Outstanding Shares; Status of Acquired Shares.

            (a) Outstanding Shares. For purposes of this Certificate of Designation, all shares of Convertible PIK Preferred Stock issued by the Corporation shall be deemed outstanding except: (i) from the date fixed for redemption pursuant to Section V, all shares of Convertible PIK Preferred Stock that have been so called for redemption under Section V, to the extent provided thereunder; (ii) from the date surrender of certificates evidencing shares of Convertible PIK Preferred Stock, all shares of Convertible PIK Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Convertible PIK Preferred Stock owned, directly or indirectly, by any entity of which the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors.

            (b) Reacquired Shares. Shares of Convertible PIK Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section VI or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Convertible PIK Preferred Stock.

            IX. Partial Payments. Upon an optional redemption by the Corporation, if at any time the Corporation does not pay amounts sufficient to redeem all Convertible PIK Preferred Stock, then such funds which are paid shall be applied to redeem such shares of Convertible PIK Preferred Stock as the Corporation may designate by lot or in such other manner as the Board of Directors may determine to be fair, or such redemption shall be effected pro rata.

            X. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

            XI. Miscellaneous. (a) Transfer Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance of delivery of shares of Convertible PIK Preferred Stock or shares of Common Stock or other securities issued on account of Convertible PIK Preferred Stock pursuant hereto or certificates or instruments evidencing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible PIK Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible PIK Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

            (b) Failure to Designate Stockholder or Payee. In the event that a holder of shares of Convertible PIK Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Convertible PIK Preferred Stock should be made or the address to which the certificates or instruments evidencing such shares or such payment, should be sent, the Corporation shall be entitled to register such shares and or such payment in the name of the holder of such Convertible PIK Preferred Stock as shown on the records of the Corporation and to send the certificates or instruments evidencing such shares or such payment, to the address of such holder shown on the records of the Corporation.

            IN WITNESS WHEREOF, Patina Oil & Gas Corporation has caused this Certificate of Designation to be signed on its behalf by Thomas J. Edelman, its President, and Keith M. Crouch, its Secretary, this 31st day of July, 1997.

                                        PATINA OIL & GAS CORPORATION

                                        By:_____________________________________
                                           Thomas J. Edelman, President

ATTEST:

_______________________________________
Keith M. Crouch, Secretary

                                                                    SCHEDULE I



                      SCHEDULE OF INVESTORS' COMMITMENTS


                                                   NUMBER OF SHARES
                                   AGGREGATE            OF 8.5%
                                  COMMITMENT     CONVERTIBLE PREFERRED    NUMBER OF SHARES OF COMMON STOCK
NAME OF INVESTOR                    AMOUNT       STOCK TO BE PURCHASED    TO BE ACQUIRED AT INITIAL CLOSING
                                  -----------    ---------------------    ---------------------------------
First Reserve Fund
 VII, Limited Partnership ....    $32,500,000          1,300,000                         51,587
Chase Venture Capital
 Associates, L.P. ............    $22,500,000            900,000                         35,714
Highbridge International  LDC     $ 4,750,000            190,000                          7,540
Bedford Falls Investors, LP. .    $ 2,500,000            100,000                          3,968
Anthony V. Dub ...............    $   400,000             16,000                            635
Allen Finkelson ..............    $   100,000              4,000                            159
William P. Nicoletti .........    $   100,000              4,000                            159
Irik P. Sevin ................    $   100,000              4,000                            159
Peter Seaman .................    $    50,000              2,000                             79
                                  ===========          =========                        =======
Totals .......................    $63,000,000          2,520,000                        100,000

                                                                     SCHEDULE II

                         COMPANY'S DISCLOSURE SCHEDULES


            The Disclosure Schedule is delivered pursuant to Section 3.01 of the Stock Purchase Agreement, dated July 31, 1997 (the "Agreement"), among Patina Oil & Gas Corporation, a Delaware corporation (the "Company"), and certain investors (the "Investors"). All capitalized terms used herein and not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Agreement.

            The purpose of this Disclosure Schedule is to disclose certain information to the Investor that may be relevant to, or are exceptions to, the representations and warranties of the Company set forth in the Agreement. The Company's representations and warranties in the Agreement are qualified by the disclosure included or deemed to be included in this Disclosure Schedule, and the Company shall not be deemed to be in breach of any of such representations and warranties in connection with the information disclosed or referred to in this Disclosure Schedule. In the event any conflicts or inconsistencies exist between the Agreement and this Disclosure Schedule, this Disclosure Schedule shall prevail.

            This Disclosure Schedule is deemed to include by reference all matters and information contained in any annual, quarterly, or other report, proxy statement, or registration statement filed by the Company and its subsidiaries with the Securities and Exchange Commission prior to the date hereof. In addition, this Disclosure Schedule is deemed to include by reference all matters and information contained in that certain data room made available to the Investors by the Company in connection with the transactions contemplated by this Agreement. Each of the specific disclosures attached shall not be construed as being either (i) limited to qualifying the applicable referenced representation or (ii) an admission or statement as to the materiality of the disclosed items.

                                    ORGANIZATION AND GOOD STANDING OF
SECTION 3.01(b)                     COMPANY'S SUBSIDIARIES
---------------                     ------------------------------

Subsidiary                          Jurisdiction
----------                          ------------
SOCO Wattenberg Corporation    DE
Patina Well Services, Inc.          CO


The shares of each of the aforementioned subsidiaries have been pledged to Texas Commerce Bank, as agent, pursuant to the Amended and Restated Credit Agreement, dated as of April 1, 1997 (the "Amended and Restated Credit Agreement"), among the Company and certain financial institutions.

SECTION 3.01(d)                 CAPITALIZATION
---------------                 --------------

=====================================================================================
                                             Number of            Number of
                                             Authorized Shares    Authorized Shares
                                             Issued and           Reserved for
                                             Outstanding          Future Issuance
                       Number of             (including Treasury  Under Existing
Class of Stock         Authorized Shares     Shares)              Agreements
-------------------------------------------------------------------------------------
1. Common              38,000,000            18,820,248           17,992,552(1)
-------------------------------------------------------------------------------------
2. Common Series A      2,000,000             2,000,000               0
-------------------------------------------------------------------------------------
3. Preferred            5,000,000             1,467,926            3,406,392(2)
-------------------------------------------------------------------------------------
4. Warrants             3,000,000             2,919,451(3)            0
=====================================================================================






--------

(1) Net of 1,187,200 shares of Common Stock repurchased and retired by the Company. Includes shares of Common Stock for issuance as follows:

      Stock Options       788,960
      Warrants                2,919,451
      Preferred Stock         4,262,271

(2) Net of 125,682 shares of Preferred Stock repurchased and retired by the Company.

(3)   Net of 80,549 Warrants repurchased and retired by the Company.

SECTION 3.01(f)                  NO CONFLICTS
---------------                  ------------

      The Amended and Restated Credit Agreement.

SECTION 3.01(g)                   NO CONSENTS
---------------                   -----------

      The Company must file a Registration Statement on Form S-3 with the SEC in connection with the Secondary Stock Offering.

SECTION 3.01(j)                LEGAL PROCEEDING
---------------                ----------------

      None.

SECTION 3.01(m)           ABSENCE OF CERTAIN CHANGES
---------------           --------------------------

      None.

SECTION 3.01(n)               MATERIAL CONTRACTS
---------------               ------------------

      None.

SECTION 3.01(o)         TAXES AND FILING OF TAX RETURNS
---------------         -------------------------------

1. Audit of federal income tax return for 1993 through 1995. The Company has executed Form 870 accepting an over-assessment of taxes (a refund) of $10,225 for 1993 and no change in taxes for the years 1992, 1994 and 1995.

2. Audit of Colorado income tax return for 1992. A notice of deficiency for taxes of $136,760 has been received, which the Company is appealing. The Company has established reserves for this deficiency, plus interest.

3. Audit of Colorado sales and use taxes for 1990 through 1993. A notice of deficiency has been received, which the Company is appealing. The Company has established a reserve of $50,000.

4. Audit of Colorado severance tax return for 1991 through 1993. A notice of deficiency for taxes of $478,363 has been received, which the Company is protesting. The Company has established a reserve of $511,000.

                                                                     SCHEDULE II


SECTION 3.01(r)              ENVIRONMENTAL MATTERS
---------------              ---------------------

      None.